Exhibit 2.1

SEPARATION, DISTRIBUTION AND TRANSITION SERVICES AGREEMENT

BY AND AMONG

COUSINS PROPERTIES INCORPORATED,

COUSINS PROPERTIES LP,

CLINIC SUB INC.,

PARKWAY PROPERTIES, INC.,

PARKWAY PROPERTIES LP,

PARKWAY PROPERTIES GENERAL PARTNERS, INC.

PARKWAY, INC.

AND

PARKWAY OPERATING PARTNERSHIP LP

DATED AS OF OCTOBER 5, 2016

i

ARTICLE V CERTAIN OTHER MATTERS		41

5.1	Insurance Matters	41
5.2	Late Payments	43
5.3	Treatment of Payments for Tax Purposes	43
5.4	Inducement	43
5.5	Post-Effective Time Conduct	43
5.6	Non-Solicitation Covenant	44
5.7	Tax Protection Agreements	44
5.8	Transition Services	45

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		47

6.1	Agreement for Exchange of Information	47
6.2	Ownership of Information	48
6.3	Reimbursement for Providing Information	48
6.4	Record Retention	48
6.5	Limitations of Liability	48
6.6	Other Agreements Providing for Exchange of Information	48
6.7	Production of Witnesses; Records; Cooperation	49
6.8	Privileged Matters	50
6.9	Confidentiality	52
6.10	Protective Arrangements	53

ARTICLE VII DISPUTE RESOLUTION		54

7.1	Good-Faith Negotiation	54
7.2	Arbitration	54
7.3	Litigation and Unilateral Commencement of Arbitration	55
7.4	Conduct During Dispute Resolution Process	55

ARTICLE VIII TERMINATION		55

8.1	Termination	55
8.2	Effect of Termination	56

ARTICLE IX MISCELLANEOUS		56

9.1	Counterparts; Entire Agreement; Corporate Power	56
9.2	Notices	56
9.3	Interpretation	58
9.4	Third-Party Beneficiaries	58
9.5	Governing Law	58
9.6	Severability	58
9.7	Assignment	58
9.8	No Set-Off	59
9.9	Specific Performance	59
9.10	Survival of Covenants	59

ii

9.11	Waivers of Default	59
9.12	Amendments	59
9.13	Limitations of Liability	60
9.14	Performance	60

Exhibits

Exhibit A	Reorganization Steps Plan
Exhibit B	Cousins Houston Assets and Liabilities
Exhibit C	Cousins Non-Houston Assets and Liabilities
Exhibit D	Legacy Parkway Houston Assets and Liabilities
Exhibit E	Legacy Parkway Non-Houston Assets and Liabilities
Exhibit F	New Parkway Articles of Incorporation
Exhibit G	New Parkway Bylaws
Exhibit H	New Parkway LP Agreement

iii

SEPARATION, DISTRIBUTION AND TRANSITION SERVICES AGREEMENT

THIS SEPARATION, DISTRIBUTION AND TRANSITION SERVICES AGREEMENT, dated as of October 5, 2016 (this “Agreement”), is by and among Cousins Properties Incorporated, a Georgia corporation (“Cousins”), Cousins Properties LP, a Delaware limited partnership (“Cousins LP”), Clinic Sub Inc., a Maryland corporation (“Merger Sub”), Parkway Properties, Inc., a Maryland corporation (“Legacy Parkway”), Parkway Properties LP, a Delaware limited partnership (“Legacy Parkway LP”), Parkway Properties General Partners, Inc., a Delaware corporation (“Parkway GP”), Parkway, Inc., a Maryland corporation (“New Parkway”) and Parkway Operating Partnership LP, a Delaware limited partnership (“New Parkway LP”).

RECITALS

WHEREAS, Cousins, Merger Sub, Legacy Parkway and Legacy Parkway LP have entered into an Agreement and Plan of Merger, dated April 28, 2016 (as amended from time to time, the “Merger Agreement”), pursuant to which Legacy Parkway will merge with and into Merger Sub, a wholly owned subsidiary of Cousins (the “Merger”), with Merger Sub continuing as the surviving company of the Merger;

WHEREAS, at least one day prior to the completion of the Merger, (i) certain direct or indirect ownership interests in the assets of Legacy Parkway LP that are not Houston, Texas assets (i.e., the non-Houston assets) will be contributed to Cousins LP, a newly formed limited partnership that will serve as the operating partnership of Cousins following consummation of the transactions described in this Agreement and (ii) for U.S. federal income tax purposes, Cousins LP will assume the obligations of Legacy Parkway LP pursuant to (a) the Amended, Restated and Consolidated Credit Agreement, dated April 1, 2014 and as amended, by and among Legacy Parkway LP, Legacy Parkway, the lenders thereto, and Wells Fargo Bank, National Association as Administrative Agent and (b) the Term Loan Agreement, dated June 26, 2015, among Legacy Parkway LP, Legacy Parkway, the lenders thereto, and Wells Fargo Bank, National Association as Administrative Agent;

WHEREAS, pursuant to the Merger Agreement, immediately following the effective time of the Merger and before the open of business on the first Business Day following the effective time of the Merger, the Parties hereto will consummate a series of reorganization and separation transactions (the “Separation”) pursuant to the Reorganization Steps Plan set forth on Exhibit A to this Agreement (the “Reorganization Steps Plan”) pursuant to which, among other things, (i) the direct or indirect ownership interests in the Houston, Texas assets of each of Legacy Parkway LP and Cousins, respectively, and certain other assets owned by Legacy Parkway LP, will be contributed to New Parkway LP, a newly formed limited partnership that will serve as the operating partnership of New Parkway following consummation of the transactions described in this Agreement, (ii) certain direct or indirect ownership interests in the non-Houston assets of Cousins will be contributed to Cousins LP, (iii) Cousins and New Parkway will reorganize their businesses through a series of transactions such that each of Cousins and New Parkway may operate as an independent umbrella partnership real estate investment trust (“UPREIT”); (iv) Cousins LP will contribute $5 million to New Parkway in exchange for shares of New Parkway non-voting preferred stock with a liquidation preference of

$5 million, a fixed market-rate dividend and no voting rights, other than as required by law (the “New Parkway Preferred Stock”), with New Parkway contributing the cash proceeds of that investment through Legacy Parkway LP to New Parkway LP, and (v) New Parkway LP will distribute to its partners $200 million in cash funded pursuant to the New Parkway Credit Facilities, which cash the partners of New Parkway LP in turn will distribute to all or certain of their partners to the extent applicable, including New Parkway, with New Parkway in turn distributing the cash it receives to Merger Sub and with Merger Sub in turn distributing the cash it receives to Cousins, all of which cash ultimately will be contributed by the recipients (including Cousins) to Cousins LP, all as set forth in this Agreement and the Reorganization Steps Plan;

WHEREAS, pursuant to the Merger Agreement, on the day following completion of the transactions described above, Cousins will distribute to the stockholders of Cousins (which then will include the legacy stockholders of Legacy Parkway) 100% of the New Parkway Common Stock and 100% of the New Parkway Limited Voting Stock (each, as defined below) (the “Distribution,” and together with the Separation, the “Separation Transactions”) and, following the completion of the Distribution, each of Cousins and New Parkway will operate as an independent UPREIT;

WHEREAS, the Parties have completed certain preliminary actions in connection with the Separation and the Distribution, including the formation of New Parkway as a wholly owned Subsidiary of Legacy Parkway, the formation of New Parkway LP, and the formation of Cousins LP, in each case, in accordance with the Merger Agreement and this Agreement;

WHEREAS, the Parties have prepared, and New Parkway has filed with the Securities and Exchange Commission (the “SEC”), a registration statement on Form 10, which includes an information statement, with respect to the shares of the New Parkway Common Stock to be distributed by Cousins in the Distribution;

WHEREAS, contemporaneously with the execution of this Agreement, in furtherance of the foregoing, the board of directors of Cousins (the “Cousins Board”) has approved the Distribution of all of the issued and outstanding shares of New Parkway common stock, par value $.001 per share (“New Parkway Common Stock”), and New Parkway limited voting stock, par value $.001 per share (“New Parkway Limited Voting Stock”), at a ratio of one share of New Parkway Common Stock and one share of New Parkway Limited Voting Stock for each eight shares of Cousins common stock, par value $1.00 per share, and limited voting preferred stock, par value $1.00 per share, respectively, held as of the close of business on the record date, which will be the same date as the closing of the Merger, subject to consummation of the Merger and the satisfaction of the conditions of the Distribution set forth in this Agreement;

WHEREAS, pursuant to the Merger Agreement, the parties thereto agreed to cooperate in good faith and use their reasonable best efforts to agree on, and cause to be approved and executed, all agreements necessary to effect the Distribution, including a separation and distribution agreement containing, among other provisions, the terms set forth on Exhibit C to the Merger Agreement, with such changes as may be mutually agreed by Cousins and Legacy Parkway; and

WHEREAS, the Parties now desire to enter into this Agreement to effectuate the foregoing terms contemplated by the Merger Agreement (including Exhibit C thereto), to set forth each of the Separation Transactions to be effectuated by the Parties, and to set forth certain other agreements relating to the Separation Transactions and the relationship of Cousins, New Parkway and their respective Affiliates following the Distribution; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 7.2(a).

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjustment Amount” shall mean an amount equal to the difference of (i) (1) the cash amount of monthly rent payments actually collected by either Cousins or Legacy Parkway from tenants in the properties comprising the Cousins Houston Business and the Legacy Parkway Houston Business prior to the Distribution Effective Time with respect to the month in which the Distribution Effective Time occurs, multiplied by (2) a fraction equal to (A) the number of days left in the month in which the Distribution Effective Time occurs after the Distribution Effective Time (including the date on which the Distribution Effective Time occurs), divided by (B) the total number of days in the month in which the Distribution Effective Time occurs, less (ii) cash-on-hand, in excess of the Retained Amount Cap, held by any Cousin Houston Asset or Legacy Parkway Houston Asset. Solely for purposes of this definition, “cash-on-hand” shall be determined as of the time immediately following completion of the Reorganization Steps Plan but prior to the Distribution, and shall exclude $150 million of unrestricted cash proceeds from the New Parkway Credit Facilities and the $5 million of cash contributed by Cousins LP in exchange for the New Parkway Preferred Stock otherwise included in the New Parkway Assets.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, from and after the Distribution Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the New Parkway Group shall be deemed to be an Affiliate of any member of the Cousins Group and (b) no member of the Cousins Group shall be deemed to be an Affiliate of any member of the New Parkway Group. Notwithstanding anything to the contrary, (i) TPG VI Pantera Holdings, L.P., a Delaware limited partnership (“TPG”), and TPG VI Management, LLC (collectively with TPG, the “TPG Parties”) shall not be deemed to be an Affiliate of any member of the Groups and (ii) no member of the Groups shall be deemed to be an Affiliate of the TPG Parties.

“Agent” shall mean American Stock Transfer & Trust Company, LLC, duly appointed by Cousins to act as distribution agent, transfer agent and registrar for the New Parkway Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties and/or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation Transactions or the other transactions contemplated by this Agreement, including the Tax Matters Agreement, the Employee Matters Agreement and the Transfer Documents.

“Appraiser” shall have the meaning set forth in Section 3.4(a)(vii).

“Approvals or Notifications” shall mean any consents, waivers, approvals, Permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.2(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, Permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks in New York, New York are closed for business.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Cousins” shall have the meaning set forth in the preamble hereof.

“Cousins Account” shall have the meaning set forth in Section 2.11(a).

“Cousins Assets” shall mean the Cousins Non-Houston Assets and the Legacy Parkway Non-Houston Assets, after giving effect to the Separation Transactions.

“Cousins Board” shall have the meaning set forth in the recitals hereof.

“Cousins Business” shall mean the Non-Houston Business after giving effect to the Separation Transactions.

“Cousins Group” shall mean Cousins and each Person that is a Subsidiary of Cousins (other than New Parkway and any other member of the New Parkway Group).

“Cousins Houston Assets” shall have the meaning set forth on Exhibit B.

“Cousins Houston Business” shall mean the businesses, operations, activities, assets and liabilities of Cousins prior to the Separation Transactions related to the real properties commonly known as Greenway Plaza and Post Oak Central located in Houston, Texas.

“Cousins Houston Liabilities” shall have meaning set forth on Exhibit B.

“Cousins Indemnitees” shall have the meaning set forth in Section 4.2.

“Cousins Indemnity Payments” shall have the meaning set forth in Section 4.11(b)(i).

“Cousins Liabilities” shall mean the Cousins Non-Houston Liabilities and the Legacy Parkway Non-Houston Liabilities, after giving effect to the Separation Transactions.

“Cousins LP” shall have the meaning set forth in the preamble hereof.

“Cousins Non-Houston Assets” shall have the meaning set forth on Exhibit C.

“Cousins Non-Houston Liabilities” shall have the meaning set forth on Exhibit C.

“Cousins Shared Contract” shall have the meaning set forth in Section 2.9(b).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation, the Distribution or the New Parkway Group, or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the recitals hereof.

“Distribution Date” shall mean the date on which the Distribution occurs.

“Distribution Effective Time” shall mean 12:01 a.m., Eastern time, on the Distribution Date.

“Employee Matters Agreement” shall mean the employee matters agreement to be entered into by and between Cousins and New Parkway or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Estimated Adjustment Amount” shall have the meaning set forth in Section 2.13(a).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Final Adjustment Amount” shall have the meaning set forth in Section 2.14(e).

“Final Post-Distribution Rent Collections” shall have the meaning set forth in Section 2.14(e).

“Final Post-Distribution Statement” shall have the meaning set forth in Section 2.14(e).

“Final Retained Amount” shall have the meaning set forth in Section 2.12(b).

“Financial Statements” shall have the meaning set forth in Section 5.8(d).

“Form 10” shall mean the registration statement on Form 10 filed by New Parkway with the SEC to effect the registration of New Parkway Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“GAAP” shall have the meaning set forth in Section 5.8(d).

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal, industry self-regulatory organization or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the Legacy Parkway Group, the New Parkway Group or the Cousins Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Houston Business” shall mean the Cousins Houston Business and the Legacy Parkway Houston Business, collectively.

“Houston Tax Protection Agreement” shall have the meaning set forth in Section 5.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.14(d)(i).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” shall mean the information statement to be sent to the holders of Cousins capital stock, including Legacy Parkway stockholders, in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Initial Post-Distribution Statement” shall have the meaning set forth in Section 2.14(a).

“Initial Retained Amount” shall have the meaning set forth in Section 2.12(a).

“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Insurance Termination Date” shall mean the date on which the effective time of the Merger occurs.

“Insured Party” shall have the meaning set forth in Section 5.1(c).

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software and (f) intellectual property rights arising from or in respect of any Technology.

“IRS” shall mean the U.S. Internal Revenue Service.

“Joint Proxy Statement / Prospectus” shall mean the joint proxy statement / prospectus of Cousins filed on Form S-4 with the SEC on, and declared effective by the SEC on, July 22, 2016.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty, license, Permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Legacy Parkway” shall have the meaning set forth in the preamble hereof.

“Legacy Parkway Group” shall mean each Person that is a Subsidiary of Legacy Parkway immediately prior to the effective time of the Merger.

“Legacy Parkway Houston Assets” shall have the meaning set forth on Exhibit D.

“Legacy Parkway Houston Business” shall mean the businesses, operations, activities, assets and liabilities of Legacy Parkway prior to the Separation Transactions related to the real properties commonly known as San Felipe Plaza, CityWestPlace and Phoenix Tower located in Houston, Texas.

“Legacy Parkway Houston Liabilities” shall have the meaning set forth on Exhibit D.

“Legacy Parkway LP” shall have the meaning set forth in the preamble hereof.

“Legacy Parkway Non-Houston Assets” shall have the meaning set forth on Exhibit E.

“Legacy Parkway Non-Houston Liabilities” shall have the meaning set forth on Exhibit E.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.11(a).

“Loss Party” shall have the meaning set forth in Section 5.1(c).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees, and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Merger” shall have the meaning set forth in the recitals hereof.

“Merger Agreement” shall have the meaning set forth in the recitals hereof.

“Merger Sub” shall have the meaning set forth in the preamble hereof.

“New Parkway” shall have the meaning set forth in the preamble hereof.

“New Parkway Account” shall have the meaning set forth in Section 2.11(a).

“New Parkway Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of New Parkway, substantially in the form of Exhibit F.

“New Parkway Assets” shall mean (i) the Legacy Parkway Houston Assets and the Cousins Houston Assets, after giving effect to the Separation Transactions, (ii) $150 million of unrestricted cash proceeds from the New Parkway Credit Facilities, (iii) $5 million of cash contributed by Cousins LP in exchange for the New Parkway Preferred Stock, (iv) an amount of cash up to the Retained Amount Cap and (v) the Final Adjustment Amount.

“New Parkway Business” shall mean the Houston Business after giving effect to the Separation Transactions.

“New Parkway Bylaws” shall mean the Amended and Restated Bylaws of New Parkway, substantially in the form of Exhibit G.

“New Parkway Common Stock” shall have the meaning set forth in the recitals hereof.

“New Parkway Credit Facilities” shall mean, collectively, a $350 million term loan facility and a $100 million revolving credit facility, entered into between New Parkway LP and Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A. in accordance with the Merger Agreement and the debt commitment letter executed by such parties contemporaneously therewith.

“New Parkway Group” shall mean (a) prior to the Distribution Effective Time, New Parkway and each Person that will be a Subsidiary of New Parkway as of or immediately after the Distribution Effective Time, including the Transferred Entities, even if, prior to the Distribution Effective Time, such Person is not a Subsidiary of New Parkway; and (b) from and after the Distribution Effective Time, New Parkway and each Person that is a Subsidiary of New Parkway.

“New Parkway Indemnitees” shall have the meaning set forth in Section 4.3.

“New Parkway Indemnity Payments” shall have the meaning set forth in Section 4.11(a)(i).

“New Parkway Liabilities” shall mean (i) the Legacy Parkway Houston Liabilities and the Cousins Houston Liabilities, after giving effect to the Separation Transactions, (ii) all Liabilities and obligations arising under the New Parkway Credit Facilities and (iii) $100,000, if any of the New Parkway Group, the Legacy Parkway or any of their respective Representative discloses the Opinion or publicly discloses the identity of the Appraiser, without the prior written consent of Cousins.

“New Parkway Limited Voting Stock” shall have the meaning set forth in the recitals hereof.

“New Parkway LP” shall have the meaning set forth in the preamble.

“New Parkway LP Agreement” shall mean the Amended and Restated Partnership Agreement of New Parkway LP, substantially in the form of Exhibit H.

“New Parkway Shared Contract” shall have the meaning set forth in Section 2.9(a).

“New Parkway Shares” shall mean the shares of New Parkway Common Stock and New Parkway Limited Voting Stock distributed in the Distribution.

“Non-Houston Business” shall mean, other than the Houston Business, the businesses, operations and activities involving any assets or liabilities of Cousins or Legacy Parkway, as the context requires.

“Non-Houston Tax Protection Agreement” shall have the meaning set forth in Section 5.7(b).

“Notice of Disagreement” shall have the meaning set forth in Section 2.14(b).

“Novation” shall have the meaning set forth in Section 2.5(a)(i).

“NYSE” shall mean the New York Stock Exchange.

“Opinion” shall have the meaning set forth in the Section 3.4(a)(vii).

“Parkway GP” shall have the meaning set forth in the preamble hereof.

“Parties” shall mean the parties to this Agreement.

“Permit” shall mean a permit, approval, authorization, consent, license or certificate of any kind issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Privileged Information” shall mean any information, in written, oral, electronic, or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Post-Distribution Adjustment” shall have the meaning set forth in Section 2.15(a).

“Post-Distribution Rent Collections” shall mean the aggregate cash amount of monthly rent payments actually collected, following the Distribution Effective Time by the New Parkway Group with respect to the month in which the Distribution Effective Time occurs.

“Qualifying Income” shall have the meaning set forth in Section 4.11(a)(i).

“Record Date” shall mean the close of business on the date to be determined by the Cousins Board as the record date for determining holders of Cousins capital stock entitled to receive New Parkway Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Cousins capital stock as of the Record Date.

“REIT” shall mean “a real estate investment trust” within the meaning of Section 856 of the Code.

“Rent Allocation Factor” shall mean a percentage equal to (x) the number of days in the month in which the Distribution Effective Time occurs prior the Distribution Effective Time (excluding the date on which the Distribution Effective Time occurs), divided by (y) the total number of days in the month in which the Distribution Effective Time occurs.

“Reorganization Steps Plan” shall have the meaning set forth in the recitals.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Resolution Period” shall have the meaning set forth in Section 2.14(c).

“Retained Amount Cap” shall have the meaning set forth in Section 2.12(a).

“Retained Make-Up Amount” shall have the meaning set forth in Section 2.12(b).

“Review Period” shall have the meaning set forth in Section 2.14(b).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the recitals hereof.

“Separation Transactions” shall have the meaning set forth in the recitals hereof.

“Services” shall have the meaning set forth in Section 5.8(e).

“Shared Contract” shall have the meaning set forth in Section 2.9(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified REIT Requirements” shall have the meaning set forth in Section 4.11(a)(i).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Cousins and New Parkway or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form, whether or not listed herein, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall mean any documents relating to the transfer of Assets and/or Liabilities in connection with the Separation Transactions.

“Transferred Entities” shall mean the entities set forth in the tables on Exhibit B and Exhibit D.

“Transition Information” shall have the meaning set forth in Section 5.8(e).

“Unreleased Cousins Liability” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased New Parkway Liability” shall have the meaning set forth in Section 2.5(a)(ii).

“UPREIT” shall have the meaning set forth in the recitals hereof.

ARTICLE II

THE SEPARATION

2.1    Separation Transactions. Immediately following the effective time of the Merger, the Parties hereto shall engage in and effectuate the Separation Transactions as set forth in the Reorganization Steps Plan, in the manner described, and in the sequence set forth, therein. The Parties acknowledge and agree that (i) the Separation Transactions pursuant to the Reorganization Steps Plan are intended to effectuate the “Reorganization” and “Houston Distribution” as defined in, and in accordance with, the Merger Agreement (including Exhibit B thereto), (ii) following the Separation Transactions, the Cousins Group will own and assume the Cousins Assets and Cousins Liabilities, and the New Parkway Group will own and assume the New Parkway Assets and New Parkway Liabilities and (iii) following the Distribution, Cousins will operate the Cousins Business, and New Parkway will operate the New Parkway Business, each as an independent UPREIT. In furtherance of the Separation Transactions, effective on or prior to the Distribution Effective Time, each of Cousins and New Parkway will, or will cause the applicable members of their respective Groups to, execute and deliver all Ancillary Agreements to which it is a party. The parties may make further mutually agreed revisions and updates to the Reorganization Steps Plan after the date hereof.

2.2    Post-Closing Allocations. From and after the closing of the Merger, in the event that at any time or from time to time, one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to the Reorganization Steps Plan, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Before any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. From and after the closing of the Merger, in the event that at any time or from time to time (whether prior to, at or after the Distribution Effective Time), one Party hereto (or any member of such Party’s Group) shall incur any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to the Reorganization Steps Plan, such Party shall be indemnified pursuant to Article IV by the Party responsible therefor.

2.3    Waiver of Bulk-Sale and Bulk-Transfer Laws. Each Party hereby waives compliance by each other Party with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to any of the Separation Transactions.

2.4    Approvals and Notifications.

(a)    Approvals and Notifications for Assets and Liabilities of Legacy Parkway. If, pursuant to the Separation Transactions, the transfer, assignment or assumption, as applicable, of any Legacy Parkway Houston Asset, Legacy Parkway Non-Houston Asset, Legacy Parkway Houston Liability or Legacy Parkway Non-Houston Liability set forth on Schedule 2.4(a)

requires any Approvals or Notifications, the New Parkway Group shall use, prior to the Distribution Effective Time, its commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable.

(b)    Approvals and Notifications for Assets and Liabilities of Cousins. If, pursuant to the Separation Transactions, the transfer, assignment or assumption, as applicable, of any Cousins Houston Asset, Cousins Non-Houston Asset, Cousins Houston Liability or Cousins Non-Houston Liability set forth on Schedule 2.4(b) requires any Approvals or Notifications, the Cousins Group shall use, prior to the Distribution Effective Time, its commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable.

2.5    Novation of Liabilities.

(a)    New Parkway Liabilities.

(i)    Each of the Parties shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment (each, a “Novation”) required to novate or assign all New Parkway Liabilities and obtain in writing the unconditional release of each member of the Cousins Group that is an obligor with respect to each New Parkway Liability, and, to the extent required, to obtain the applicable releases by executing replacement guarantees, so that, in any such case, the members of the New Parkway Group shall be solely responsible for such New Parkway Liabilities.

(ii)    If, after using commercially reasonable efforts in accordance with the foregoing clause (i), the Parties are unable to obtain, or to cause to be obtained, any such Novation and the applicable member of the Cousins Group continues to be bound by such New Parkway Liability (each, an “Unreleased New Parkway Liability”), New Parkway LP shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Cousins Group, as the case may be, (x) indemnify, defend and hold harmless such member of the Cousins Group from, and pay, perform and discharge fully all of the obligations or other Liabilities of such member of the Cousins Group that constitute, such Unreleased New Parkway Liability from and after the Distribution Effective Time, and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Cousins Group. If and when any such Novation shall be obtained or the Unreleased New Parkway Liabilities shall otherwise become assignable or able to be novated, Cousins shall promptly assign, or cause to be assigned, and New Parkway or the applicable New Parkway Group member shall assume, such Unreleased New Parkway Liabilities without exchange of further consideration. Cousins agrees, on behalf of itself and the other members of the Cousins Group, not to renew or extend the term of, increase any obligations under, decrease any rights under or transfer to a Third Party such Unreleased New Parkway Liability.

(b)    Cousins Liabilities.

(i)    Prior to the Distribution Effective Time, each of the Parties shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Novation required to novate or assign all Cousins Liabilities and obtain in writing the unconditional release of each member of the New Parkway Group that is an obligor with respect to each Cousins Liability, and, to the extent required, to obtain the applicable releases by executing replacement guarantees, so that, in any such case, the members of the Cousins Group shall be solely responsible for such Cousins Liabilities.

(ii)    If, after using commercially reasonable efforts in accordance with the foregoing clause (i), the Parties are unable to obtain, or to cause to be obtained, any such Novation and the applicable member of the New Parkway Group continues to be bound by such Cousins Liability (each, an “Unreleased Cousins Liability”), Cousins LP shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the New Parkway Group, as the case may be, (i) indemnify, defend and hold harmless such member of the New Parkway Group from, and pay, perform and discharge fully all of the obligations or other Liabilities of such member of the New Parkway Group that constitute, such Unreleased Cousins Liability from and after the Distribution Effective Time, and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the New Parkway Group. If and when any such Novation shall be obtained or the Unreleased Cousins Liabilities shall otherwise become assignable or able to be novated, New Parkway shall promptly assign, or cause to be assigned, and Cousins or the applicable Cousins Group member shall assume, such Unreleased Cousins Liabilities without exchange of further consideration. New Parkway agrees, on behalf of itself and the other members of the New Parkway Group, not to renew or extend the term of, increase any obligations under, decrease any rights under or transfer to a Third Party such Unreleased Cousins Liability.

2.6    Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)    Each of Cousins and New Parkway shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to, as soon as reasonably practicable, (i) have any member(s) of the Cousins Group removed as guarantor of, indemnitor of or obligor for any New Parkway Liability, including the termination and release of any Security Interest on or in any Cousins Non-Houston Asset that may serve as collateral or security for any such New Parkway Liability; and (ii) have any member(s) of the New Parkway Group removed as guarantor of, indemnitor of or obligor for any Cousins Liability, including the termination and release of any Security Interest on or in any New Parkway Asset that may serve as collateral or security for any such Cousins Liability.

(b)    If and to the extent required:

(i)    to obtain a release of any member of the Cousins Group from a guarantee or indemnity for any New Parkway Liability, New Parkway or one or more members of the New Parkway Group shall execute a guarantee or indemnity agreement in substantially the form of the existing guarantee or indemnity or such other form as is reasonably agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the termination and release of any Security Interest on or in any Cousins Non-Houston Asset that may serve as collateral or security for any such New Parkway Liability; provided, that, except in the case of the guarantees and indemnities set forth on Schedule 2.6(b)(i), no such new guarantee or indemnity shall be required to the extent that the corresponding existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which New Parkway or the New Parkway Group would be reasonably unable to comply or (ii) which New Parkway or the New Parkway Group would not reasonably be able to avoid breaching;

(ii)    to obtain a release of any member of the New Parkway Group from a guarantee or indemnity for any Cousins Liability any member of the New Parkway Group, Cousins or one or more members of the Cousins Group shall execute a guarantee or indemnity agreement in substantially the form of the existing guarantee or indemnity or such other form as is reasonably agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the termination and release of any Security Interest on or in any New Parkway Asset that may serve as collateral or security for any such Cousins Liability; provided, that, except in the case of the guarantees and indemnities set forth on Schedule 2.6(b)(ii), no such new guarantee or indemnity shall be required to the extent that the corresponding existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which Cousins or the Cousins Group would be reasonably unable to comply or (ii) which Cousins or the Cousins Group would not reasonably be able to avoid breaching.

(c)    Until such time as Cousins or New Parkway has obtained, or has caused to be obtained, any removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability related to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability (in respect of a mortgage or otherwise) arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor, indemnitor or obligor, pay, perform and discharge fully all the obligations or other Liabilities (in respect of mortgages or otherwise) of such guarantor, indemnitor or obligor thereunder; and (ii) each of Cousins and New Parkway, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, decrease any rights under or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto have theretofore terminated by documentation satisfactory in form and substance to such other Party.

2.7    Payments for Transfer of Assets and Liabilities.

(a)    Transfer of New Parkway Assets and New Parkway Liabilities. Following the Distribution Effective Time, to the extent that obtaining or making the necessary Approvals or Notifications, Novations or releases of any guarantee pursuant to Section 2.4, 2.5 or 2.6 to effectuate the transfer, assignment or assumption of any New Parkway Asset or New Parkway Liability shall require the payment of any reasonable consent fee to a contractual counterparty or reasonable repayment of any New Parkway Liability, New Parkway shall be solely responsible for effecting such payment or repayment.

(b)    Transfer of Cousins Assets and Cousins Liabilities. Following the Distribution Effective Time, to the extent that obtaining or making the necessary Approvals or Notifications, Novations or releases of any guarantee pursuant to Sections 2.4, 2.5 or 2.6 to effectuate the transfer, assignment or assumption of any Cousins Asset or Cousins Liability shall require the payment of any reasonable consent fee to a contractual counterparty or reasonable repayment of any Cousins Liability, Cousins shall be solely responsible for effecting such payment or repayment.

2.8    Termination of Agreements, Settlement of Accounts between Cousins and New Parkway.

(a)    Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 4.1, New Parkway and each member of the New Parkway Group, on the one hand, and Cousins and each member of the Cousins Group, on the other hand, hereby terminate all contracts and agreements between such Groups, effective as of the Distribution Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)    The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings: (i) the Merger Agreement and any other agreement entered into in connection with the Merger Agreement, the Merger or the Separation Transactions, including this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by the Merger Agreement, this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Distribution Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.8(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iv) any intercompany accounts payable or accounts receivable accrued as of the Distribution Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.8(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Cousins or New Parkway, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any New Parkway Shared Contracts or Cousins Shared Contracts (each, as defined below).

(c)    Except as provided for in Sections 2.12, 2.13 and 2.15 hereof, all of the intercompany accounts receivable and accounts payable between any member of the Cousins Group, on the one hand, and any member of the New Parkway Group, on the other hand, outstanding as of the Distribution Effective Time shall, as promptly as practicable after the Distribution Effective Time, but in any event, no later than the last day of the quarter in which the Distribution Effective Time occurs, be repaid, settled or otherwise eliminated by means of cash payments or otherwise as determined by the Parties acting in good faith.

2.9    Treatment of Shared Contracts.

(a)    Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement set forth on Schedule 2.9(a) (each such contract or agreement, a “New Parkway Shared Contract”) shall not be assigned in relevant part to the applicable member(s) of the New Parkway Group or amended to give the relevant member(s) of the New Parkway Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions to cause (i) the relevant member of the New Parkway Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, to the New Parkway Business pursuant to such New Parkway Shared Contract and (ii) the relevant member of the New Parkway Group to bear the burden of the corresponding Liabilities under such New Parkway Shared Contract. Notwithstanding the foregoing, no member of the Cousins Group shall be required by this Section 2.9 to maintain in effect any New Parkway Shared Contract, and no member of the New Parkway Group shall have any approval or other rights with respect to any amendment, termination or other modification of any New Parkway Shared Contract.

(b)    Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contracts and agreements set forth on Schedule 2.9(b) (each such contract or agreement, a “Cousins Shared Contract,” and together with each New Parkway Shared Contract, a “Shared Contract”) shall not be assigned in relevant part to the applicable member(s) of the Cousins Group or amended to give the relevant member(s) of the Cousins Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions to cause (i) the relevant member of the Cousins Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, to the Cousins Business pursuant to such Cousins Shared Contract and (ii) the relevant member of the Cousins Group to bear the burden of the corresponding Liabilities under such Cousins Shared Contract. Notwithstanding the foregoing, no member of the New Parkway Group shall be required by this Section 2.9 to maintain in effect any Cousins Shared Contract, and no member of the Cousins Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Cousins Shared Contract.

(c)    Each of Cousins and New Parkway shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Distribution Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

2.10    New Parkway Stockholders Agreement. In accordance with the Merger Agreement, New Parkway shall, concurrently with the closing of the Merger, enter into the stockholders agreement with the TPG Parties, in the form set forth in Exhibit H.

2.11    Bank Accounts.

(a)    Each Party agrees to use commercially reasonable efforts to take, or cause the members of its Group to take, at the Distribution Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend or substitute all contracts or agreements governing each bank and brokerage account owned by New Parkway (including any Legacy Parkway bank or brokerage account that is part of the Houston Business) or any other member of the New Parkway Group (collectively, the “New Parkway Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Cousins (including any Legacy Parkway bank or brokerage account that is not part of the Houston Business) or any other member of the Cousins Group (collectively, the “Cousins Accounts”) so that each such New Parkway Account and Cousins Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Cousins Account or New Parkway Account, respectively, is de-Linked from such Cousins Account or New Parkway Account, respectively.

(b)    With respect to any outstanding checks issued or payments initiated by Cousins, New Parkway, or any of the members of their respective Groups prior to the Distribution Effective Time, such outstanding checks and payments shall be honored following the Distribution Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(c)    As between Cousins and New Parkway (and the members of their respective Groups), all payments made and reimbursements received after the Distribution Effective Time by either Party (or member of its Group) that primarily relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party, to the extent permitted by Law, the amount of such payment or reimbursement without right of set-off.

2.12    Retained Cash Assets.

(a)    In the Separation Transactions, in accordance with the Reorganization Steps Plan, Parkway LP will not distribute or otherwise contribute to a member of the Cousins Group, and instead will retain and/or contribute to another member of the New Parkway Group, an amount of cash-on-hand (the “Initial Retained Amount”) up to and not exceeding the lesser of (i) the New Parkway Group’s actual cash-on-hand immediately prior to Step 4 of the Reorganization Steps Plan, and (ii) $42,336,214.52 (the “Retained Amount Cap”).

(b)    To the extent that the Initial Retained Amount is less than the Retained Amount Cap, New Parkway shall, pursuant to the Reorganization Steps Plan, retain an additional amount equal to the difference between (i) the Retained Amount Cap, less (ii) the Initial Retained Amount (such amount, the “Retained Make-Up Amount”), which amount otherwise would have been distributed to Merger Sub, pursuant to the Reorganization Step Plan, as New Parkway’s distributive share of the proceeds of the New Parkway Credit Facilities. If any Retained Make-Up Amount is retained (and offset against the amount otherwise distributable to Merger Sub) pursuant to this paragraph (b), then the term “Final Retained Amount” shall mean such Retained Make-Up Amount together with the Initial Retained Amount. If there is no Retained Make-Up Amount pursuant to this paragraph (b), the term “Final Retained Amount” shall mean the Initial Retained Amount. The Final Retained Amount, together with the Final Adjustment Amount, shall be deemed to fully satisfy all rights pertaining to any cash or cash equivalents related to or reserved for the Cousins Houston Business or the Legacy Parkway Houston Business. The Parties agree that no other Legacy Parkway Houston Assets, Cousins Houston Assets, cash or cash equivalents are payable or deliverable to New Parkway pertaining to cash or cash equivalents, other than as set forth in Section 2.13 and 2.15.

(c)    For the avoidance of doubt, the Final Retained Amount shall be in addition to, and not inclusive of, the $150 million of unrestricted cash proceeds from the New Parkway Credit Facilities and the $5 million of cash contributed by Cousins LP in exchange for the New Parkway Preferred Stock otherwise included in the New Parkway Assets.

2.13    Adjustment Amount

(a)    Not less than five (5) Business Days after the Distribution Effective Time, Cousins shall provide to Legacy Parkway a statement setting forth Cousins’ good faith estimate of the Adjustment Amount (the “Estimated Adjustment Amount”), along with a summary showing in reasonable detail Cousins’ calculation of each component thereof.

(b)    Within five (5) Business Days following the Distribution Effective Time, Cousins, or a member of the Cousins Group designated in writing by Cousins, shall pay to New Parkway, or a member of the New Parkway Group designated in writing by New Parkway, the Estimated Adjustment Amount.

2.14    Post-Distribution Statement.

(a)    As promptly as practicable, but in any event no sooner than the last day of the month in which the Distribution Effective Time Occurs and no later than forty five (45) days following the payment of the Estimated Adjustment Amount, New Parkway shall deliver to Cousins a written notice setting forth its good faith calculation of the Adjustment Amount and the Post-Distribution Rent Collection, along with a summary showing in reasonable detail New Parkway’s calculation of each component thereof (collectively, the “Initial Post-Distribution Statement”).

(b)    Cousins shall notify New Parkway in writing within thirty (30) days following Cousins’ receipt of the Initial Post-Distribution Statement (the “Review Period”), if Cousins objects to any matter set forth in the Initial Post-Distribution Statement, which notice shall describe the basis for such objection (the “Notice of Disagreement”); provided that the Parties shall be deemed to have agreed upon all items and amounts that are not so disputed by Cousins in the Notice of Disagreement. If no Notice of Disagreement is received by New Parkway prior to the expiration of the Review Period, then the Initial Post-Distribution Statement shall be deemed to have been accepted by the Parties and shall become final and binding upon the Parties in accordance with Section 2.14(e).

(c)    During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), the Parties shall seek in good faith to resolve any differences that they may have with respect to the matters properly specified in the Notice of Disagreement. All such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and evidence of such discussions shall not be admissible or used by any Party in any future proceedings between the Parties, including before the Independent Accounting Firm.

(d)    Dispute Resolution.

(i)    If, at the end of the Resolution Period, the Parties have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, the Parties shall each submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Post-Distribution Statement marked to indicate those line items that are not in dispute) to PricewaterhouseCoopers or, if that firm declines to act as provided in this Section 2.14(d) or it is determined that PricewaterhouseCoopers would not be considered “independent” under applicable professional standards, another firm of independent public accountants, selected promptly by and mutually reasonably acceptable to the Parties (the “Independent Accounting Firm”). The Independent Accounting Firm shall be instructed to make, within thirty (30) days after the expiration of the Resolution Period or, if applicable, the Independent Accounting Firm’s selection pursuant to the preceding sentence, a final determination in accordance with this Agreement, binding on the Parties, of the appropriate amount of each of the line items in the Initial Post-Distribution Statement which remain in dispute as indicated in the Notice of Disagreement which the Parties have submitted to the Independent Accounting Firm, including any proceedings before or with the Independent Accounting Firm, and to promptly notify the Parties in writing of its determination. With respect to each amount in dispute, the Independent Accounting Firm’s determination, if not in accordance with the position of either the Parties, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Cousins in the Notice of Disagreement or by New Parkway in the Initial Post-Distribution Statement with respect to such disputed amount. For the avoidance of doubt, no Party may introduce any additional claims to the Independent Accounting Firm that such Party did not originally raise in the Initial Post-Distribution Statement or the Notice of Disagreement, as the case may be.

(ii)    During the review by the Independent Accounting Firm, the Parties will each provide the Independent Accounting Firm with such access to their respective books, records, accountants, audit work papers and relevant employees as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 2.14; provided, however, that nothing contained in this Section 2.14 shall require the Parties or any of their respective Affiliates to disclose any attorney-client privileged information to the extent that disclosure thereof might result in the loss of attorney-client privilege.

(iii)    All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be split equally between Cousins and New Parkway.

(e)    The statement of the Adjustment Amount and the Post-Distribution Rent Collections that is final and binding on the Parties, as determined either through agreement of the Parties pursuant to Section 2.14(b) or Section 2.14(c) or through the action of the Independent Accounting Firm pursuant to Section 2.14(d), is referred to as the “Final Post-Distribution Statement,” the Adjustment Amount set forth therein as the “Final Adjustment Amount” and the Post-Distribution Rent Collections set forth therein as the “Final Post-Distribution Rent Collections”.

2.15    Post-Distribution Adjustment; Post-Distribution Rent Collections.

(a)    The “Post-Distribution Adjustment” (which may be negative) shall be equal to (i) the Final Adjustment Amount set forth in the Final Post-Distribution Statement, less (ii) the Estimated Adjustment Amount. The Parties agree that the Post-Distribution Adjustment shall be deemed to have been paid in full satisfaction of all rights pertaining to all components of the Adjustment Amount. Following the payment of the Post-Distribution Adjustment, the Parties agree that no other Legacy Parkway Houston Assets, Cousins Houston Assets, cash or cash equivalents are payable or deliverable to New Parkway pertaining to cash or cash equivalents.

(b)    If the Post-Distribution Adjustment is a negative amount, then New Parkway, or a member of the New Parkway Group, shall pay in cash to Cousins, or a member of the Cousins Group designated in writing by Cousins, the amount of the Post-Distribution Adjustment, within five (5) Business Days after the Final Post-Distribution Statement becomes final and binding, together with interest thereon at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the Distribution Effective Time until the date of payment; or

(c)    If the Post-Distribution Adjustment is a positive amount, then Cousins, or a member of the Cousins Group, shall pay in cash to New Parkway, or a member of the New Parkway Group designated in writing by New Parkway, the amount of the Post-Distribution Adjustment, within five (5) Business Days after the Final Post-Distribution Statement becomes final and binding, together with interest thereon at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the Distribution Effective Time until the date of payment.

(d)    New Parkway, or a member of the New Parkway Group, shall pay in cash to Cousins, or a member of the Cousins Group designated in writing by Cousins, an amount equal to (i) the Final Post-Distribution Rent Collections multiplied by (ii) the Rent Allocation Factor, within five (5) Business Days after the Final Post-Distribution Statement becomes final and binding, together with interest thereon at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the Distribution Effective Time until the date of payment. Following the determination of the Final Post-Distribution Rent Collections, New Parkway shall promptly pay to Cousins, or a member of the Cousins Group designated in writing by Cousins a portion of any Post-Distribution Rent Collections equal to the Rent Allocation Factor promptly following the receipt of such Post-Distribution Rent Collections, to the extent such Post-Distribution Rent Collections were not reflected in the Initial Post-Distribution Statement.

2.16    Disclaimer of Representations and Warranties. EACH OF COUSINS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COUSINS GROUP) AND NEW PARKWAY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NEW PARKWAY GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

ADDITIONAL COVENANTS; CONDITIONS

3.1    Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, in addition to the actions specifically provided for elsewhere in this Agreement, and subject to Section 2.7, each of the Parties agrees to use commercially reasonable efforts, prior to, at and after the Distribution Effective Time, to take or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective the Separation Transactions and the other transactions contemplated by this Agreement and the Ancillary Agreements, including using commercially reasonable efforts to (i) cause the conditions precedent set forth in Section 3.4 to be satisfied; (ii) obtain all necessary actions, waivers, consents, approvals, waiting period expirations or terminations, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authority, if any); (iii) obtain all third party consents required to be obtained in order to effectuate the Separation Transactions (subject to Article II above); and (iv) execute and/or deliver such other instruments as may be reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. To the extent any Liability to any Governmental Authority or any Third Party arises out of any such action or inaction described in clauses (i), (ii), (iii) and (iv) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability subject to Section 2.7.

3.2    Cooperation.

(a)    Without limiting the foregoing, prior to, at and after the Distribution Effective Time, each Party hereto shall cooperate with the other Party, subject to Section 2.7, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and provide all required notifications to, and to obtain all required approvals from, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the New Parkway Assets and the Cousins Assets and the assignment and assumption of the New Parkway Liabilities and the Cousins Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements.

(b)    On or prior to the Distribution Effective Time, Cousins and New Parkway in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Cousins, New Parkway or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

3.3    Confirmation of Readiness to Close. Prior to consummation of the Merger, Cousins, on behalf of the Cousins Group, shall waive or confirm that all of the conditions to the Distribution set forth in Section 3.4(a) below (other than the conditions set forth in clauses (i), (ii) and (iii) thereof) have been satisfied and shall confirm that Cousins and the members of the Cousins Group are prepared to proceed immediately with the closing of the Distribution. The parties hereby agree that unless such written notice is delivered to Legacy Parkway, the Distribution shall not be “fully ready to be consummated” as contemplated by Section 6.1(e) of the Merger Agreement.

3.4    Conditions to the Distribution.

(a)    The consummation of the Distribution will be subject to the satisfaction of, or waiver by Cousins of, the following conditions:

(i)    the written notice contemplated by Section 3.3 above shall have been delivered by Cousins to Legacy Parkway;

(ii)    the Merger shall have been consummated;

(iii)    all steps set forth in the Reorganization Steps Plan, other than the Distribution shall have been completed in accordance with Exhibit A;

(iv)    the New Parkway Credit Facilities shall have been executed and the conditions for borrowing thereunder satisfied;

(v)    the SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC;

(vi)    the Information Statement shall have been mailed to, or shall be concurrently mailed to, the Record Holders;

(vii)    Cousins shall have received an opinion (the “Opinion”) from an independent appraisal firm (the “Appraiser”) to the Cousins Board confirming the solvency and surplus of each of Cousins and New Parkway after the Distribution that is in form and substance acceptable to Cousins in its sole discretion;

(viii)    each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;

(ix)    no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation Transactions or any of the transactions related thereto shall be in effect; and

(x)    the New Parkway Common Stock to be distributed to the Cousins stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(b)    The foregoing conditions are for the sole benefit of Cousins and shall not give rise to or create any duty on the part of Cousins or the Cousins Board to waive or not waive any such condition or in any way limit Cousins’ right to terminate this Agreement as set forth in Article VIII or alter the consequences of any such termination from those specified in Article VIII. Any determination made by the Cousins Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.4(a) shall be conclusive and binding on the Parties.

3.5    Certain Provisions Regarding the Distribution.

(a)    Subject to Section 3.4, on or prior to the Distribution Effective Time, Cousins will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding New Parkway Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Cousins capital stock to instruct the Agent to distribute at the Distribution Effective Time the appropriate number of New Parkway Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. New Parkway will not issue paper stock certificates in respect of New Parkway Shares. The Distribution shall be effective at the Distribution Effective Time.

(b)    No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional shares interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of New Parkway. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.5(b), would be entitled to receive a fractional share interest of a New Parkway Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Distribution Effective Time, Cousins shall direct the Agent to determine the number of whole and fractional New Parkway Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing market prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Cousins, New Parkway or the Agent will be required to guarantee any minimum sale price for the fractional shares of New Parkway Common Stock sold in accordance with this Section 3.5(b). Neither Cousins nor New Parkway will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Cousins or New Parkway. Solely for purposes of computing fractional share interests pursuant to this Section 3.5(b) and Section 3.5(c), the beneficial owner of Cousins capital stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(c)    Any New Parkway Shares or cash in lieu of fractional shares with respect to shares of New Parkway Common Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to New Parkway, and New Parkway shall hold such New Parkway Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such New Parkway Shares and cash, if any, in lieu of fractional share interests shall be obligations of New Parkway, subject in each case to applicable escheat or other abandoned property Laws, and Cousins shall have no Liability with respect thereto.

(d)    Until the New Parkway Shares are duly transferred in accordance with this Section 3.5 and applicable Law, from and after the Distribution Effective Time, New Parkway will regard the Persons entitled to receive such New Parkway Shares as record holders of New Parkway Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. New Parkway agrees that, subject to any transfers of such shares, from and after the Distribution Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the New Parkway Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the New Parkway Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1    Release of Pre-Distribution Claims.

(a)    New Parkway Release of Cousins. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Effective Time, New Parkway does hereby, for itself and each other member of the New Parkway Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the New Parkway Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Cousins and the members of the Cousins Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the Cousins Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Distribution Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Distribution Effective Time, directors, officers or employees of New Parkway or a member of the New Parkway Group, in each case from: (A) all New Parkway Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation Transactions, (C) all Liabilities arising from or in connection with all actions or activities undertaken pursuant to Section 5.8, including, but not limited to, the provision of the Services and the Transition Information and (D) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time) (other than pursuant to this Agreement), in each case to the extent relating to, arising out of or resulting from the New Parkway Business, the New Parkway Assets or the New Parkway Liabilities.

(b)    Cousins Release of New Parkway. Except as provided in (i) Sections 4.1(c) and 4.1(d), effective as of the Distribution Effective Time, Cousins does hereby, for itself and each other member of the Cousins Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the Cousins Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) New Parkway and the members of the New Parkway Group, and their respective successors and assigns and (ii) all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the New Parkway Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Cousins Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation Transactions, (C) all Liabilities arising from or in connection with all actions or activities undertaken pursuant to Section 5.8, including, but not limited to, the provision of the Services and the Transition Information and (D) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time) (other than pursuant to this Agreement), in each case to the extent relating to, arising out of or resulting from the Cousins Business, the Cousins Assets or the Cousins Liabilities.

(c)    Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Distribution Effective Time, in each case in accordance with its terms. For the avoidance of doubt, nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)    any Liability provided in or resulting from any agreement among any members of the Cousins Group or the New Parkway Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Distribution Effective Time, or any other Liability specified in Section 2.8(b) as not to terminate as of the Distribution Effective Time;

(ii)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)    any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Effective Time, except for those Liabilities set forth on Schedule 4.1(c)(iii);

(iv)    any Liability that the Parties may have arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Disclosure Document filed by New Parkway, Cousins or any member of their respective Groups;

(v)    any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vi)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Cousins Group from honoring its existing obligations to indemnify any director, officer or employee of New Parkway who was a director, officer or employee of any member of the Cousins Group on or prior to the Distribution Effective Time, or who was a director, officer or employee of Legacy Parkway who is entitled to indemnification pursuant to the Merger Agreement, subject to the applicable exceptions in any indemnification agreement to which such director, officer, or employee is a party, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a New Parkway Liability, New Parkway shall indemnify Cousins for such Liability (including Cousins’ costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)    New Parkway shall not make, and shall not permit any member of the New Parkway Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Cousins or any other member of the Cousins Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a), except for Liabilities excluded pursuant to Section 4.1(c). Cousins shall not make, and shall not permit any other member of the Cousins Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against New Parkway or any other member of the New Parkway Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b), except for Liabilities excluded pursuant to Section 4.1(c).

(e)    Execution of Further Releases. At any time at or after the Distribution Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2    Indemnification by New Parkway. Except as otherwise specifically set forth in this Agreement (including Section 9.13 hereof) or in any Ancillary Agreement, from and after the Distribution Effective Time, to the fullest extent permitted by Law, New Parkway LP shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless Cousins, Cousins LP, each other member of the Cousins Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Cousins Indemnitees”), from and against any and all Liabilities of the Cousins Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)    any New Parkway Liability;

(b)    any failure of New Parkway, any other member of the New Parkway Group or any other Person to pay, perform or otherwise promptly discharge any New Parkway Liabilities in accordance with their terms, whether prior to, on or after the Distribution Effective Time;

(c)    third-party claims relating to the New Parkway Business or New Parkway Assets;

(d)    any breach by New Parkway or any other member of the New Parkway Group of this Agreement or any of the Ancillary Agreements;

(e)    except to the extent it relates to a Cousins Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the New Parkway Group by any member of the Cousins Group;

(f)    any Liability arising from or in connection with all actions or activities undertaken pursuant to Section 5.8, including, but not limited to, the provision of the Services and the Transition Information;

(g)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement, or any other Disclosure Document filed by New Parkway or any member of the New Parkway Group, other than the matters described in clause (g) of Section 4.3; and

(h)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in New Parkway’s or any New Parkway Group member’s name in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by Cousins or any member of the Cousins Group; it being agreed that the statements set forth on Schedule 4.2(h) shall be the only statements made explicitly in New Parkway’s or any New Parkway Group member’s name in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by Cousins or any member of the Cousins Group, and all other information in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by Cousins or any member of the Cousins Group shall be deemed to be information supplied by Cousins or any member of the Cousins Group.

4.3    Indemnification by Cousins. Except as otherwise specifically set forth in this Agreement (including Section 9.13 hereof) or in any Ancillary Agreement, from and after the Distribution Effective Time, to the fullest extent permitted by Law, Cousins LP shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless New Parkway, New Parkway LP, each other member of the New Parkway Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “New Parkway Indemnitees”), from and against any and all Liabilities of the New Parkway Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)    any Cousins Liability;

(b)    any failure of Cousins, any other member of the Cousins Group or any other Person to pay, perform or otherwise promptly discharge any Cousins Liabilities in accordance with their terms, whether prior to, on or after the Distribution Effective Time;

(c)    third-party claims relating to the Cousins Business or Cousins Assets;

(d)    a breach by Cousins or any other member of the Cousins Group of this Agreement or any of the Ancillary Agreements;

(e)    except to the extent it relates to a New Parkway Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Cousins Group by any member of the New Parkway Group;

(f)    any Liability arising from or in connection with all actions or activities undertaken pursuant to Section 5.8, including, but not limited to, the provision of the Services and the Transition Information;

(g)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Cousins or any Cousins Group member’s name in the Form 10, the Information Statement or any other Disclosure Document filed by New Parkway or any member of the New Parkway Group; it being agreed that the statements set forth on Schedule 4.3(g) shall be the only statements made explicitly in Cousins or any Cousins Group member’s name in the Form 10, the Information Statement or any other Disclosure Document filed by New Parkway or any member of the New Parkway Group, and all other information in the Form 10, the Information Statement or any other Disclosure Document filed by New Parkway or any member of the New Parkway Group shall be deemed to be information supplied by New Parkway or any member of the New Parkway Group; and

(h)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by Cousins or any member of the Cousins Group, other than the matters described in clause (h) of Section 4.2.

4.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)    The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5    Procedures for Indemnification of Third-Party Claims.

(a)    Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Cousins Group or the New Parkway Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)    Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim, and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an

Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees if the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim.

(e)    No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)    Tax Matters Agreement Governs. The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (Taxes and Tax matters being governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6    Additional Matters.

(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within the thirty (30)-day period, the Indemnitee shall send a second notice to the Indemnifying Party, marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 10 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE SEPARATION DISTRIBUTION, AND TRANSITION SERVICES AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND SHALL RESULT IN YOUR RIGHT TO OBJECT BEING WAIVED” and the envelope containing the notice must be marked “PRIORITY”. If the Indemnifying Party does not respond within such ten (10)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such later ten (10)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)    Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7    Right of Contribution.

(a)    Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the ownership, operation or activities of the New Parkway Business (except for the gross negligence or intentional misconduct of a member of the Cousins Group) prior to the Distribution Effective Time shall be deemed to be the fault of New Parkway and the other members of the New Parkway Group, and no such fault shall be deemed to be the fault of Cousins or any other member of the Cousins Group; and (ii) any fault associated with the ownership, operation or activities of the Cousins Business prior to the Distribution Effective Time shall be deemed to be the fault of Cousins and the other members of the Cousins Group, and no such fault shall be deemed to be the fault of New Parkway or any other member of the New Parkway Group.

4.8    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any New Parkway Liabilities or Cousins Liabilities by New Parkway or a member of the New Parkway Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Cousins Liabilities by Cousins or a member of the Cousins Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9    Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10    Survival of Indemnities. The rights and obligations of each of Cousins and New Parkway and their respective Indemnitees under this Article IV shall survive (a) any merger, consolidation, business combination, sale of all or substantially all of its Assets; or (b) any restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group. In the event of any transaction described in clause (a) or (b), the surviving company of such transaction shall expressly assume and be bound by this Agreement.

4.11    Certain Tax Procedures.

(a)    Indemnification Payments to New Parkway.

(i)    With respect to any period in which New Parkway has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments to be made to any member of the New Parkway Group pursuant to Section 4.3 or 4.4 or any indemnification payments to be made to any member of the New Parkway Group pursuant to any Ancillary Agreement (a “New Parkway Indemnity Payment”) for any calendar year shall not exceed the sum of (1) the amount that is determined will not be gross income of New Parkway for purposes of the requirements of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”) for any period in which New Parkway has made any election to be taxed as a REIT, with such determination to be set forth in an opinion of outside tax counsel selected by New Parkway, which opinion shall be reasonably satisfactory to New Parkway, plus (2) such additional amount that is estimated can be paid to New Parkway in such taxable year without causing New Parkway to fail to meet the Specified REIT Requirements, determined (x) as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code (“Qualifying Income”) and (y) by taking into account any other payments to New Parkway (and any other relevant member of the New Parkway Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent tax accountants to New Parkway, and (B) submitted to and approved by New Parkway’s outside tax counsel, and (3) in the event that New Parkway receives a ruling from the IRS or an opinion of New Parkway’s outside tax counsel to the effect that the receipt of the additional amount of New Parkway Indemnity Payments otherwise required to be paid either would constitute Qualifying Income or would be excluded from gross income of New Parkway for purposes of the Specified REIT Requirements, the aggregate New Parkway Indemnity Payments otherwise required to be made (determined without regard to this Section 4.11(a)), less the amount otherwise previously paid under clauses (1) and (2) above.

(ii)    Cousins shall place (or cause to be placed) the full amount of any New Parkway Indemnity Payments otherwise required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that (1) the amount in the escrow account shall be treated as the property of Cousins or the applicable member of the Cousins Group, unless it is released from such escrow account to any New Parkway Indemnitee, (2) all income earned upon the amount in the escrow account shall be treated as the property of Cousins or the applicable member of the Cousins Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Cousins or the applicable member of the Cousins Group whether or not said income has been distributed during such taxable year, (3) the amount in the escrow account shall be invested only as determined by Cousins in its sole discretion, and (4) any portion thereof shall not be released to any New Parkway Indemnified Party unless and until Cousins receives any of the following: (A) a letter from New Parkway’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the New Parkway Indemnitee without causing New Parkway to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (B) an opinion of outside tax counsel selected by New Parkway, such opinion to be reasonably satisfactory to New Parkway, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder or a ruling from the IRS, receipt of the additional amount of New Parkway Indemnity Payments otherwise required to be paid either would be excluded from gross income of New Parkway for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable New Parkway Indemnified Parties in an amount equal to the lesser of the unpaid New Parkway Indemnification Payments due and owing (determined without regard to this Section 4.11(a)) or the maximum amount stated in the letter referred to in clause (3)(A) above.

(iii)    Any amount held in escrow pursuant to Section 4.11(a)(ii) for five (5) years shall be released from such escrow to be used as determined by Cousins in its sole and absolute discretion.

(iv)    New Parkway shall bear all costs and expenses with respect to the escrow.

(v)    Cousins shall cooperate in good faith to amend this Section 4.11(a) at the reasonable request of New Parkway in order to (1) maximize the portion of the payments that may be made to the New Parkway Indemnified Parties hereunder without causing New Parkway to fail to meet the Specified REIT Requirements, (2) improve New Parkway’s chances of securing a favorable ruling described in this Section 4.11(a), or (3) assist New Parkway in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 4.11(a). New Parkway shall reimburse Cousins for all reasonable costs and expenses of such cooperation.

(b)    Indemnification Payments to Cousins.

(i)    With respect to any period in which Cousins has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments to be made to any member of the Cousins Group pursuant to Section 4.2 or 4.4 or any indemnification payments to be made to any member of the Cousins Group pursuant to any Ancillary Agreement (a “Cousins Indemnity Payment”) for any calendar year shall not exceed the sum of (1) the amount that is determined will not be gross income of Cousins for purposes of the Specified REIT Requirements for any period in which Cousins has made any election to be taxed as a REIT, with such determination to be set forth in an opinion of outside tax counsel selected by Cousins, which opinion shall be reasonably satisfactory to Cousins, plus (2) such additional amount that is estimated can be paid to Cousins in such taxable year without causing Cousins to fail to meet the Specified REIT Requirements, determined (x) as if the payment of such amount did not constitute Qualifying Income and (y) by taking into account any other payments to Cousins (and any other relevant member of the New Parkway Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent tax accountants to Cousins, and (B) submitted to and approved by Cousins’ outside tax counsel, and (3) in the event that Cousins receives a ruling from the IRS or an opinion of Cousins’ outside tax counsel to the effect that the receipt of the additional amount of Cousins Indemnity Payments otherwise required to be paid, either would constitute Qualifying Income or would be excluded from gross income of Cousins for purposes of the Specified REIT Requirements, the aggregate Cousins Indemnity Payments otherwise required to be made (determined without regard to this Section 4.11(b)), less the amount otherwise previously paid under clauses (1) and (2) above.

(ii)    New Parkway shall place (or cause to be placed) the full amount of any Cousins Indemnity Payments otherwise required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that (1) the amount in the escrow account shall be treated as the property of New Parkway or the applicable member of the New Parkway Group, unless it is released from such escrow account to any Cousins Indemnitee, (2) all income earned upon the amount in the escrow account shall be treated as the property of New Parkway or the applicable member of the New Parkway Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by New Parkway or the applicable member of the New Parkway Group whether or not said income has been distributed during such taxable year, (3) the amount in the escrow account shall be invested only as determined by New Parkway in its sole discretion, and (4) any portion thereof shall not be released to any Cousins Indemnitee unless and until New Parkway receives any of the following: (A) a letter from Cousins’ independent tax accountants indicating the amount that it is estimated can be paid at that time to the Cousins Indemnified Parties without causing Cousins to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (B) an opinion of outside tax counsel selected by Cousins, such opinion to be reasonably satisfactory to Cousins, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder or a ruling from the IRS, receipt of the additional amount of Cousins Indemnity Payments otherwise required to be paid either would be excluded from gross income of Cousins for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable Cousins Indemnified Parties in an amount equal to the lesser of the unpaid Cousins Indemnity Payments due and owing (determined without regard to this Section 4.11(b)) or the maximum amount stated in the letter referred to in clause (3)(A) above.

(iii)    Any amount held in escrow pursuant to Section 4.11(b)(ii) for five (5) years shall be released from such escrow to be used as determined by New Parkway in its sole and absolute discretion.

(iv)    Cousins shall bear all costs and expenses with respect to the escrow.

(v)    New Parkway shall cooperate in good faith to amend this Section 4.11(b) at the reasonable request of Cousins in order to (1) maximize the portion of the payments that may be made to the Cousins Indemnified Parties hereunder without causing Cousins to fail to meet the Specified REIT Requirements, (2) improve Cousins’ chances of securing a favorable ruling described in this Section 4.11(b), or (3) assist Cousins in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 4.11(b). Cousins shall reimburse New Parkway for all reasonable costs and expenses of such cooperation.

ARTICLE V

CERTAIN OTHER MATTERS

5.1    Insurance Matters.

(a)    At or prior to the Distribution Effective Time, (i) Legacy Parkway shall terminate, or cause to be terminated, coverage under existing property insurance policies with respect to the Legacy Parkway Non-Houston Assets and the Legacy Parkway Non-Houston Liabilities, (ii) Cousins shall cause the Legacy Parkway Non-Houston Assets and the Legacy Parkway Non-Houston Liabilities to be covered by existing or new property insurance policies of the Cousins Group and (iii) New Parkway shall cause the Legacy Parkway Houston Assets, the Legacy Parkway Houston Liabilities, the Cousins Houston Assets, and the Cousins Houston Liabilities to be covered by existing or new property insurance policies of the New Parkway Group.

(b)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of either Group in respect of any insurance policy or any other contract or policy of insurance. For the avoidance of doubt, Cousins shall be considered a successor beneficiary to each of the insurance contracts set forth on Schedule 5.1(b)(i) and New Parkway shall be considered a successor beneficiary to each of the insurance contracts set forth on Schedule 5.1(b)(ii).

(c)    From and after the Distribution Effective Time, with respect to any losses, damages and Liability incurred by any member of the New Parkway Group or the Cousins Group, as the case may be (the “Loss Party”), arising from events or occurrences prior to the Distribution Effective Time, Cousins or New Parkway, respectively (the “Insured Party”), will provide the Loss Party with access to, and the Loss Party may, upon ten (10) days’ prior written notice to the Insured Party, make claims under the Insured Party’s third-party insurance policies in place prior to the Insurance Termination Date and the Insured Party’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Loss Party’s Group prior to the Insurance Termination Date; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)    the Loss Party shall report any claim to the Insured Party as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with the Insured Party’s claim reporting procedures provided in advance to the Loss Party and in effect immediately prior to the Distribution Effective Time (or in accordance with any modifications to such procedures after the Distribution Effective Time communicated by the Insured Party to the Loss Party in writing in advance of any such claim);

(ii)    the Loss Party and the members of its Group shall exclusively bear and be liable for (and neither the Insured Party, nor any member of its Group, shall have any obligation to repay or reimburse Loss Party or any member of its Group for), and shall indemnify, hold harmless and reimburse the Insured Party and the members of its Group for, any deductibles, self-insured retention, fees and expenses incurred by the Insured Party or any members of its Group to the extent resulting from any access by the Loss Party or any other members of its Group to, or any claims made by the Loss Party or any other members of its Group under, any insurance provided pursuant to this Section 5.1(c), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the Loss Party’s Group, its employees or third Persons; and

(d)    All payments and reimbursements by the Loss Party pursuant to this Section 5.1 will be made within thirty (30) days after the Loss Party’s receipt of an invoice therefor from the Insured Party. If the Insured Party incurs costs to enforce the Loss Party’s obligations herein, the Loss Party agrees to indemnify and hold harmless the Insured Party for such enforcement costs, including reasonable attorneys’ fees. The Insured Party shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Loss Party Liabilities and/or claims the Loss Party has made or could make in the future, and no member of the Loss Party’s Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Insured Party’s insurers with respect to any of the Insured Party’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. The Loss Party shall cooperate with the Insured Party and share such information as is reasonably necessary in order to permit the Insured Party to manage and conduct its insurance matters as it deems appropriate. Neither the Insured Party nor any of the members of the Insured Party’s Group shall have any obligation to secure extended reporting for any claims under any Liability policies of the Insured Party or any member of the Insured Party’s Group for any acts or omissions by any member of the Loss Party’s Group incurred prior to the Distribution Effective Time.

5.2    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the prime lending rate prevailing at such time, as published in The Wall Street Journal.

5.3    Treatment of Payments for Tax Purposes. For all tax purposes, the Parties agree to treat (i) any payment required by Sections 2.12, 2.13, 2.15 or Article IV of this Agreement (other than payments with respect to interest accruing after the Distribution Effective Time) as either a contribution by Cousins to New Parkway or a distribution by New Parkway to Cousins, as the case may be, occurring immediately prior to the Distribution Effective Time or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.4    Inducement. New Parkway acknowledges and agrees that Cousins’ willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by New Parkway’s covenants and agreements in this Agreement and the Ancillary Agreements, including New Parkway’s assumption of the New Parkway Liabilities pursuant to the Separation Transactions and the provisions of this Agreement and New Parkway’s covenants and agreements contained in Article IV.

5.5    Post-Effective Time Conduct. The Parties acknowledge that, after the Distribution Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each

Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party or members of such other Party’s Group.

5.6    Non-Solicitation Covenant. For a period of two (2) years from and after the Distribution Date, neither Cousins, New Parkway nor any of their respective Subsidiaries shall, and each of Cousins and New Parkway shall use reasonable best efforts to cause its and its respective Subsidiaries’ Representatives not to:

(a)    in the case of Cousins (and its Subsidiaries or Representatives acting on their behalf), directly or indirectly solicit for employment or employ or cause to leave the employ of New Parkway or any of its Subsidiaries or Affiliates any individual designated in writing by New Parkway to Cousins on Schedule 5.6(a); or

(b)    in the case of New Parkway (and its Subsidiaries or Representatives acting on their behalf), directly or indirectly solicit for employment or employ or cause to leave the employ of Cousins or any of its Subsidiaries or Affiliates any individual designated in writing by Cousins to New Parkway on Schedule 5.6(b).

Nothing in this Section 5.6 shall prohibit Cousins (and its Subsidiaries or Representatives acting on their behalf), on the one hand, or New Parkway (and its Subsidiaries or Representatives acting on their behalf), on the other hand, from (i) making general solicitations for employment not specifically directed at the other party, its Subsidiaries or Affiliates or any of its employees and employing any person who responds to such solicitations or (ii) soliciting for employment, hiring or employing any person referred to it by a recruiter who has not been engaged for the purpose of specifically recruiting, nor given instructions to recruit specifically, such person or employees of the other party or its Subsidiaries or Affiliates generally.

5.7    Tax Protection Agreements.

(a)    New Parkway acknowledges that, in accordance with Section 2.1 and Exhibit D, following the Distribution, it shall remain solely liable for the obligations of Legacy Parkway LP under that certain tax protection agreement and related documents set forth on Schedule 5.7(a) (the “Houston Tax Protection Agreement”). Effective as of the Distribution Effective Time, Legacy Parkway LP agrees to, and hereby does, assign all of its obligations under the Houston Tax Protection Agreement (including any Liabilities that may arise in connection with the transactions contemplated by this Agreement and the Ancillary Agreements) to New Parkway LP, and New Parkway LP agrees to, and hereby does, accepts and assumes all such obligations under the Houston Tax Protection Agreement.

(b)    Cousins acknowledges that, in accordance with Section 2.1 and Exhibit E, following the Distribution, it shall remain solely liable for obligations of Legacy Parkway LP under that certain tax protection agreement set forth on Schedule 5.7(b) (the “Non-Houston Tax Protection Agreement”). Effective as of the Distribution Effective Time, Legacy Parkway LP agrees to, and hereby does, assign all of its obligations under the Non-Houston Tax Protection Agreement (including any Liabilities that may arise in connection with the transactions contemplated by this Agreement and the Ancillary Agreements) to Cousins LP, and Cousins LP agrees to, and hereby does, accept and assume such obligations under the Non-Houston Tax Protection Agreement.

5.8    Transition Services.

(a)    From and after the Distribution Effective Time, until such time as New Parkway has filed its Annual Report on Form 10-K for the year ended December 31, 2016, Cousins shall reasonably cooperate, and shall use commercially reasonable efforts to cause Cousins’ independent registered public accounting firm to reasonably cooperate, with New Parkway, at New Parkway’s written request and at New Parkway’s expense (as determined in good faith by Cousins, in its sole discretion), in the preparation of New Parkway’s filings with the SEC, including, without limitation, assisting with the audit and review of historical Financial Statements related to the Cousins Houston Business that must be included in any such filings and to be reasonably available, during ordinary business hours, to reasonably answer any commercial questions New Parkway may have regarding such information.

(b)    From and after the date hereof, Legacy Parkway, and from and after the Distribution Effective Time, New Parkway, shall provide Cousins with reasonable access to Legacy Parkway’s Microsoft Enterprise account so that Cousins may fully migrate the historical e-mail information of all Legacy Parkway employees. In addition, from and after the date hereof, Legacy Parkway, and from and after the Distribution Effective Time, New Parkway, shall provide Cousins reasonable access to their respective internal databases in order to permit Cousins to extract any data relating to the Non-Houston Business.

(c)    From and after the Distribution Effective Time until the one (1) year anniversary of the Distribution Effective Time Cousins shall provide or cause to be provided to New Parkway, during normal business hours, reasonable access to all Information, books and records primarily related to the Cousins Houston Business contained on the Yardi Systems accounts of Cousins or the Cousins Group.

(d)    From and after the Distribution Effective Time, until such time as each of Cousins and New Parkway have filed their respective Annual Reports on Form 10-K for the year ended December 31, 2016, each of Cousins and New Parkway will reasonably cooperate and assist one another in providing all Information necessary to accurately record the Merger, the Separation and the Distribution in each respective Party’s financial statements (the “Financial Statements”), in accordance with generally accepted accounting principles in the United States (“GAAP”). This cooperation will include, but need not be limited to, the following:

(i)    all members of the New Parkway Group, and any Representative of the New Parkway Group, will reasonably assist Representatives of Cousins or any member of the Cousins Group (whether such Representatives are currently employed by the Cousins Group or the Legacy Parkway Group) in finalizing Legacy Parkway’s Financial Statements as of the effective time of the Merger;

(ii)    all members of the New Parkway Group, and Representatives of the New Parkway Group, will reasonably assist Cousins and the Cousins Group in determining the value of, and providing support for, any non-real estate asset that is a

Legacy Parkway Houston Asset or a Legacy Parkway Non-Houston Asset and any non-real estate liability that is a Legacy Parkway Houston Liability or a Legacy Parkway Non-Houston Liability that must be included in the Merger purchase price allocation in Cousins’ Financial Statements, in accordance with GAAP;

(iii)    all members of the New Parkway Group, and Representatives of the New Parkway Group, will reasonably assist each of Cousins and the Appraiser in the valuation of each of Legacy Parkway’s real estate assets that is a Legacy Parkway Houston Asset or a Legacy Parkway Non-Houston Asset and the valuation of each of Legacy Parkway’s real estate liabilities that is a Legacy Parkway Houston Liabilities or a Legacy Parkway Non-Houston Liability (including, for the avoidance of doubt, Legacy Parkway’s notes payable) and each of Cousins and New Parkway will work in good faith and with their respective independent registered accounting firms, to reach agreement on the valuation of Legacy Parkway’s real estate assets, including those comprising the Legacy Parkway Houston Assets, in accordance with GAAP;

(iv)    New Parkway will use commercially reasonable efforts to provide Cousins’ independent registered accounting firm the Information reasonably necessary to record the Merger, the Separation and the Distribution on Cousins’ Financial Statements;

(v)    Cousins will share the results of the Appraiser’s purchase price allocation analysis with New Parkway and New Parkway’s independent registered accounting firm, at no cost to New Parkway, to facilitate and support recording of the Separation on New Parkway’s Financial Statements;

(vi)    Cousins will use commercially reasonable efforts to provide New Parkway, and New Parkway’s independent registered accounting firm, the Information, including historical balance sheet data of the Cousins Houston Business, reasonably necessary to record the Separation on New Parkway’s financial statements; and

(vii)    Cousins will provide up to five (5) Representatives of the New Parkway Group, agreed to in writing by Cousins and New Parkway, with access to any Information necessary to comply with the provisions of this Section 5.8(d), including providing such Representatives access to any of Cousins’ information, accounting or other systems.

(e)    The Parties acknowledge and agree that all services provided pursuant to this Section 5.8 (the “Services”), and all Information provided pursuant to this Section 5.8 (the “Transition Information”), is provided as-is, and the Party receiving the Services or Transition Information assumes all risks and liability arising from or relating to its use of and reliance upon the Services or Transition Information and Cousins and New Parkway make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH OF COUSINS AND NEW PARKWAY HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND TRANSITION INFORMATION PROVIDED PURSUANT TO THIS SECTION 5.8, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY

REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES OR TRANSITION INFORMATION FOR A PARTICULAR PURPOSE.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1    Agreement for Exchange of Information.

(a)    Subject to Section 6.9 and any other applicable confidentiality obligations, each of Cousins and New Parkway, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Distribution Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group to the extent that (i) such Information relates to the New Parkway Business, or any New Parkway Asset or New Parkway Liability, if New Parkway is the requesting Party, or to the Cousins Business, or any Cousins Asset or Cousins Liability, if Cousins is the requesting Party; (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental to the Party providing the Information, could violate any Law or agreement or waive any privilege available under applicable Law, including any attorney-client privilege or the work product doctrine, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)    Without limiting the generality of the foregoing, until the first fiscal year-end of New Parkway occurring after the Distribution Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2    Ownership of Information. The provision of any Information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such Information.

6.3    Reimbursement for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4    Record Retention. For a period of two (2) years from and after the Distribution Effective Time or until such later date as may be required by applicable Law or the policies of Cousins or New Parkway in effect as of the Distribution Effective Time, to facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Distribution Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own Information, to retain all Information in their respective possession or control at the Distribution Effective Time. Notwithstanding the foregoing, the Tax Matters Agreement will govern the retention of Tax-related records, and the Employee Matters Agreement will govern the retention of employment and benefits related records.

6.5    Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such Information. No Party shall be liable to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6    Other Agreements Providing for Exchange of Information.

(a)    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

(b)    Any party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7    Production of Witnesses; Records; Cooperation.

(a)    Subject to Section 6.9 and any other applicable confidentiality obligations, after the Distribution Effective Time, except in the case of an adversarial Action or Dispute between Cousins and New Parkway, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon reasonable advance written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon reasonable advance written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)    Without limiting any provision of this Section 6.7, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, each of the Parties shall cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(d)    The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, directors, officers, employees, other personnel and agents without regard to whether such persons could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8    Privileged Matters.

(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the collective benefit of each of the members of the Cousins Group and the New Parkway Group, and that each of the members of the Cousins Group and the New Parkway Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution Effective Time, which services will be rendered solely for the benefit of the Cousins Group or the New Parkway Group, as the case may be.

(b)    The Parties agree as follows:

(i)    Cousins shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Cousins Business and not to the New Parkway Business, whether or not the Privileged Information is in the possession or under the control of any member of the Cousins Group or any member of the New Parkway Group. Cousins shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Cousins Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Cousins Group or any member of the New Parkway Group;

(ii)    New Parkway shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the New Parkway Business and not to the Cousins Business, whether or not the Privileged Information is in the possession or under the control of any member of the New Parkway Group or any member of the Cousins Group. New Parkway shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any New Parkway Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the New Parkway Group or any member of the Cousins Group; and

(iii)    if the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any Information relates solely to the Cousins Business, solely to the New Parkway Business, or to both the Cousins Business and the New Parkway Business.

(c)    Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)    If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)    In the event of any adversarial Action or Dispute between Cousins and New Parkway, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)    Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)    In the event either Party inadvertently discloses any Privileged Information or inadvertently waives any privilege or immunity as to which the other Party has any interest, that Party shall immediately (i) advise the other Party of the inadvertent disclosure or waiver and (ii) take all reasonably available steps to claw back any waived or disclosed Information and restore the privilege or immunity.

(h)    Any furnishing of, or access or transfer of, any Information pursuant to this Agreement is made in reliance on the agreement of Cousins and New Parkway set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i)    In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9    Confidentiality.

(a)    Confidentiality. Subject to Section 6.10, from and after the Distribution Effective Time until the five (5) year anniversary of the Distribution Effective Time, each of Cousins and New Parkway, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that is applied to protecting such Party’s own Information, all confidential and proprietary Information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary Information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential Information of the other Party or any member of such Party’s Group. If any confidential and proprietary Information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, directly or indirectly, or permit to be released or disclosed, any Information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all Tangible Information (including all copies thereof and all notes, extracts or summaries based thereon) or destroy, and notify the other Party in writing that it has destroyed, such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Tangible Information maintained on routine computer system backup tapes, disks or other backup storage.

(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Distribution Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Distribution Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Effective Time or affirmative commitments or representations that were made before the Distribution Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10    Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules of an applicable stock exchange or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such Information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1    Good-Faith Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (whether arising out of contract, tort or otherwise, including regarding whether any Assets are New Parkway Assets or Cousins Assets, any Liabilities are New Parkway Liabilities or Cousins Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have the authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such Initial Notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to arbitration in accordance with Section 7.2.

7.2    Arbitration.

(a)    Any Dispute not resolved pursuant to Section 7.1 shall, upon the written request of a Party (the “Arbitration Request”), be submitted to be finally resolved by binding arbitration pursuant to the rules of the American Arbitration Association (the “AAA”). The arbitration shall be held in New York, New York or such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $5 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $5 million or more.

(b)    The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within fifteen (15) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the AAA Arbitration Procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the AAA Arbitration Procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the AAA Arbitration Procedure.

(c)    The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.3    Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1 and Section 7.2 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 if such Party has submitted an Arbitration Request, as applicable, and the other party has failed to comply with Section 7.2 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the AAA Arbitration Procedure.

7.4    Conduct During Dispute Resolution Process. Unless otherwise agreed to in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated prior to the Distribution Effective Time by Cousins, on behalf of the Cousins Group, or by Legacy Parkway, on behalf of the New Parkway Group, only:

(i)    if the Merger Agreement is terminated, following such termination; or

(ii)    if any order, injunction or decree issued by any Governmental Authority of competent jurisdiction or any other legal restraint or prohibition shall be in effect permanently preventing the consummation of the Separation Transactions or any of the transactions related thereto, which order, decree, ruling or other action is final and nonappealable.

After the Distribution Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

8.2    Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1    Counterparts; Entire Agreement; Corporate Power.

(a)    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)    This Agreement (including the exhibits, schedules and appendices hereto), along with the Merger Agreement, the schedules and exhibits thereto and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)    Cousins represents on behalf of itself and each other member of the Cousins Group, and New Parkway represents on behalf of itself and each other member of the New Parkway Group, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)    This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to each other party (including by means of electronic delivery), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by telecopy or facsimile, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, and a copy of each notice shall also be sent via e-mail:

If to Cousins or Cousins LP, to:

Cousins Properties Incorporated 191 Peachtree Street, Suite 500 Atlanta, Georgia 30303
Attention:	General Counsel
Fax No.:	(404) 407-1641

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Edward D. Herlihy David E. Shapiro
Fax No.:	(212) 403-2000
E-mail:	edherlihy@wlrk.com deshapiro@wlrk.com

If to New Parkway, Parkway LP, Parkway GP, Legacy Parkway or Legacy Parkway LP, to:

Parkway, Inc.
390 North Orange Avenue, Suite 2400 Orlando, Florida 32801
Attention:	General Counsel
Fax No.:	(407) 650-0593

with a copy to:

Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, D.C. 20004
Attention:	David Bonser Bruce Gilchrist
Fax No.:	(202) 637-5910
E-mail:	david.bonser@hoganlovells.com bruce.gilchrist@hoganlovells.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

9.3    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.4    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Cousins Indemnitee or New Parkway Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

9.5    Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Maryland irrespective of the choice of laws principles of the State of Maryland including all matters of validity, construction, effect, enforceability, performance and remedies.

9.6    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Distribution that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.7    Assignment. Neither this Agreement, nor any of the rights, interests or obligations of the parties hereunder, shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, subject to Section 4.10, (a) any merger, consolidation, business combination, sale of all or substantially all of a Parties’ Assets; or (b) any restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group shall not require the prior written consent of the other parties.

9.8    No Set-Off. Except as set forth in this Agreement or any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to either such Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

9.9    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

9.10    Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation Transactions and shall remain in full force and effect.

9.11    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.12    Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

9.13    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, but without limiting any recovery expressly provided by Section 7.2, neither New Parkway or any member of the Parkway Group, on the one hand, nor Cousins or any member of the Cousins Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

9.14    Performance. Cousins will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Cousins Group. New Parkway will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the New Parkway Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

COUSINS PROPERTIES INCORPORATED

By:	/s/ Pamela F. Roper
Name:	Pamela F. Roper
Title:	Senior Vice President and General Counsel

COUSINS PROPERTIES LP

By:	Parkway Properties, Inc., its general partner

By:	/s/ Scott E. Francis
Name:	Scott E. Francis
Title:	Executive Vice President and Chief Accounting Officer

CLINIC SUB INC.

By:	/s/ Gregg D. Adzema
Name:	Gregg D. Adzema
Title:	Executive Vice President

PARKWAY PROPERTIES, INC.

By:	/s/ Jeremy R. Dorsett
Name:	Jeremy R. Dorsett
Title:	Executive Vice President and General Counsel

By:	/s/ David O’Reilly
Name:	David O’Reilly
Title:	Executive Vice President and Chief Financial Officer

PARKWAY PROPERTIES LP

By:	Parkway Properties General Partners, Inc., its sole general partner

By:	/s/ Jeremy R. Dorsett
Name:	Jeremy R. Dorsett
Title:	Executive Vice President and General Counsel

By:	/s/ David O’Reilly
Name:	David O’Reilly
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Separation, Distribution and Transition Services Agreement]

PARKWAY PROPERTIES GENERAL PARTNERS, INC.

By:	/s/ Jeremy R. Dorsett
Name:	Jeremy R. Dorsett
Title:	Executive Vice President and General Counsel

By:	/s/ David O’Reilly
Name:	David O’Reilly
Title:	Executive Vice President and Chief Financial Officer

PARKWAY, INC.

By:	/s/ Scott E. Francis
Name:	Scott E. Francis
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ A. Noni Holmes-Kidd
Name:	A. Noni Holmes-Kidd
Title:	Vice President and General Counsel

PARKWAY OPERATING PARTNERSHIP LP

By:	Parkway Properties General Partners, Inc., its sole general partner

By:	/s/ Jeremy R. Dorsett
Name:	Jeremy R. Dorsett
Title:	Executive Vice President and General Counsel

By:	/s/ David O’Reilly
Name:	David O’Reilly
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Separation, Distribution and Transition Services Agreement (Continued)]

Exhibit A

Reorganization Steps Plan

A-1

Exhibit B

Cousins Houston Assets and Liabilities

The term “Cousins Houston Assets” shall include:

1.	All issued capital stock or other equity interests in subsidiaries, joint ventures, partnerships or similar entities owned directly or indirectly by Cousins that relate primarily to the Cousins Houston Business, including the following equity interests:

Entity / Asset	Owner (Cousins or Subsidiary of Cousins)	Equity Interest
Cousins POC I LLC	Cousins	100%
Cousins Greenway Central Plant LLC	Cousins	100%
Cousins Greenway East Parent LLC	Cousins	100%
Cousins Greenway West Parking LLC	Cousins	100%
Cousins Greenway Outparcel West LLC	Cousins	100%
Cousins Greenway West Parent LLC	Cousins/Daniel, LLC	100%
Cousins Greenway West First Parent LLC	Cousins Greenway West Parent LLC	100%
Cousins/Daniel, LLC	Cousins, Inc.	99%
	Cousins TRS Services, LLC	1%
Cousins Greenway Edloe Parking LLC	CF Murfreesboro Associates	100%
Cousins Greenway Nine LLC	CF Murfreesboro Associates	100%
CF Murfreesboro Associates	Cousins Murfreesboro LLC	99%
	Cousins TRS Services, LLC	1%
Cousins Greenway Eight Twelve LLC	CP Venture IV Holdings LLC	100%
CP Venture IV Holdings LLC	Cousins	92%
	One Ninety One Peachtree Associates LLC	8%

2.	Other Assets:

•	to the extent not owned by the entities listed in Item 1 above, all right, title and interest of whatever nature in the real properties located in Houston, Texas commonly known as “Greenway Plaza” and “Post Oak Central,” including easements, whether as owner, mortgagee or holder of a Security Interest therein, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings or barges located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances thereon or otherwise appertaining to or benefitting any such property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of any such property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining any such property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of any such property;

•	all other assets primarily related to the Cousins Houston Business, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the foregoing properties;

•	all third-party vendor contracts to which Cousins or any of its subsidiaries are a party for information technology, human resources, financial, legal and public affairs services primarily used by the Cousins Houston Business;

•	all of the Intellectual Property of Cousins or its subsidiaries relating to the Cousins Houston Business, including all rights to the “Post Oak” and “Greenway Plaza” names and all related Intellectual Property and Internet domain names;

•	all contracts entered into in the name of, or expressly on behalf of, any of the entities listed in Item 1 above;

•	all Permits of Cousins or its subsidiaries used primarily in the Cousins Houston Business;

•	all books and records, wherever located, of Cousins or its subsidiaries primarily related to the Cousins Houston Business;

•	all rights, claims, demands, causes of action, judgments, decrees, property tax appeals and rights to indemnify or contribution in favor of Cousins or its subsidiaries that are primarily related to the Cousins Houston Business;

•	all rights, interests and claims of Cousins or any of the members of its Group with respect to Information that is exclusively related to the Cousins Houston Assets, the Cousins Houston Liabilities, Cousins Houston Business and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the Cousins Houston Assets, the Cousins Houston Liabilities, the Cousins Houston Business; and

•	all Assets of Cousins that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto) as Assets to be retained by New Parkway or any other member of the New Parkway Group.

Notwithstanding the foregoing, the Cousins Houston Assets shall not in any event include any Assets governed by the Tax Matters Agreement or the Employee Matters Agreement.

The term “Cousins Houston Liabilities” shall include:

•	all Liabilities of Cousins or its subsidiaries relating to the Cousins Houston Business;

•	all mortgage debt in respect of any of the entities listed in Item 1 above;

•	all Liabilities (including Environmental Liabilities) relating to underlying circumstances or facts existing, or events occurring, prior to the Distribution, to the extent relating to the Cousins Houston Business;

•	all guarantees and indemnitees in respect of any of the Cousins Houston Assets or the Cousins Houston Liabilities;

•	all third-party claims to the extent relating to the Cousins Houston Business;

•	30% of any Liabilities arising from any third-party claims related to the Merger Agreement or the transactions contemplated thereby;

•	30% of any Liabilities related to breaches of fiduciary duties and violations of securities law relating to events before the Distribution;

•	all insurance charges related to the Cousins Houston Business; and

•	all Liabilities of Cousins that are expressly provided by this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto) as Liabilities to be assumed by New Parkway or any other member of the New Parkway Group after the Separation Transactions.

Notwithstanding the foregoing, the Cousins Houston Liabilities shall not include any Liabilities that are governed by the Tax Matters Agreement or Employee Matters Agreement.

*    *    *    *    *

Exhibit C

Cousins Non-Houston Assets and Liabilities

The term “Cousins Non-Houston Assets” shall include:

1.	All issued capital stock or other equity interests in subsidiaries, joint ventures, partnerships or similar entities owned directly or indirectly by Cousins that relate primarily to the business of Cousins other than the Cousins Houston Business, including the following equity interests:

Entity / Asset	Owner (Cousins or Subsidiary of Cousins)	Equity Interest
Cousins 3rd & Colorado LLC	Cousins	100%
Cousins 816 Congress LLC	Cousins	100%
Cousins Northpark 400 LLC	Cousins	100%
Cousins Northpark 500/600 LLC	Cousins	100%
Cousins Research Park V LLC (f/k/a CP Augusta LLC)	Cousins	100%
CP Forsyth Investments LLC	Cousins	100%
IPC Investments LLC	Cousins	100%
Meridian Mark Plaza, LLC	Cousins	100%
EP I LLC	Cousins	75%
EP II LLC	Cousins	75%
Charlotte Gateway Village, LLC	Cousins	50%
Crawford Long – CPI, LLC	Cousins	50%
Wildwood Associates	Cousins	50%
Cousins FTC Holding LLC	Cousins	100%
Cousins FTC Manager LLC	Cousins FTC Holding LLC	100%
Cousins FTC Charlotte LP	Cousins FTC Holding LLC	99%
	Cousins FTC Manager LLC	1%
CPI 191 LLC	Cousins	100%
One Ninety One Peachtree Associates LLC	CPI 191 LLC	95%
	Cousins TRS Services	5%
191 Peachtree Project LLC	One Ninety One Peachtree Associates LLC	100%
250 Williams Street Manager, Inc.	Cousins	100%
250 Williams Street LLC	Cousins	99.5%
	250 Williams Street Manager, Inc.	0.5%
Cousins, Inc.	Cousins	100%
Cousins Murfreesboro LLC	Cousins	100%
1230 Peachtree Associates LLC	Cousins	100%
Cousins Tiffany Springs MarketCenter LLC	Cousins	100%
Cousins Victory Investment LLC	Cousins	100%
HICO Victory Center LP	Cousins Victory Investment LLC	100%
Cousins Avalon LLC	Cousins	100%
HICO Avalon LLC	Cousins Avalon LLC	90%
DC Charlotte Plaza Investment LLC	Cousins	100%
DC Charlotte Plaza Manager LLC	DC Charlotte Plaza Investment LLC	100%
DC Charlotte Plaza LLLP	DC Charlotte Plaza Investment LLC	50%
Cousins Decatur Development LLC	Cousins	100%
CPI Services LLC	Cousins	100%
Cousins Spring & 8th Streets LLC	Cousins	100%

Entity / Asset	Owner (Cousins or Subsidiary of Cousins)	Equity Interest
Cousins Spring & 8th Street Parent LLC	Cousins Spring & 8th Streets LLC	100%
Cousins CH Holdings LLC	Cousins	100%
Cousins CH Investment LLC	Cousins CH Holdings LLC	100%
Carolina Square Holdings LP	Cousins CH Holdings LLC	49.5%
	Cousins CH Investment LLC	.5%
Carolina Square GP LLC	Carolina Square Holdings LP	100%
Carolina Square Project LP	Carolina Square Holdings LP	99%
	Carolina Square GP LLC	1%
Cousins Terminus LLC	Cousins	100%
Terminus Office Holdings LLC	Cousins Terminus LLC	50%
Terminus Venture T100 LLC	Terminus Office Holdings LLC	100%
Terminus Venture T200 LLC	Terminus Office Holdings LLC	100%
Cousins TRS Services LLC	CPI Services LLC	100%
Cousins Acquisitions Entity LLC	Cousins	100%
CL Realty, L.L.C.	CPI Services LLC	50%
CL Chatham, LLC	CL Realty, L.L.C.	25%
Cousins/Callaway, LLC	CPI Services LLC	50%
Callaway Gardens Realty, LLC	Cousins/Callaway, LLC	100%
GRA Ventures LLC	Cousins TRS Services LLC	3%
50 Biscayne Venture, LLC	Cousins TRS Services LLC	100%
TRG Columbus Development Venture, Ltd.	50 Biscayne Venture, LLC	72%
Temco Associates, LLC	Cousins TRS Services LLC	50%
P12025, LLC	Temco Associates, LLC	100%
Bentwater Links, LLC	Temco Associates, LLC	100%
Seven Hills Homes, LLC	Temco Associates, LLC	100%
TGR Golf, L.P.	Temco Associates, LLC	1.6667% LP
TGR Land, L.P.	Temco Associates, LLC	1.111% LP
New Georgia, LLC	TGR Land, L.P.	25%
CUZWAT Investments, LLC	Cousins	99%
	Cousins TRS Services LLC	1%
Cousins Watkins, LLC	CUZWAT Investments, LLC	50.5%
C/W King Mill I, LLC	Cousins	75%
CPI Development Inc.	Cousins	100%
Cousins Employees LLC	Cousins	100%

2.	Other Assets:

•

to the extent not owned by the entities listed in Item 1 above, all right, title and interest of whatever nature in the following real properties, including easements, whether as owner, mortgagee or holder of a Security Interest therein, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings or barges located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances thereon or otherwise appertaining to or benefitting any such property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of any such property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining any such property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of any such property:

•	Colorado Tower

•	816 Congress Avenue

•	Northpark 400

•	Northpark 500/600

•	Research Park V

•	201 Peachtree Street

•	221 Peachtree Center Avenue

•	Meridian Mark Plaza

•	Emory Point (Phase I)

•	Emory Point (Phase II)

•	Gateway Village

•	Fifth Third Center

•	Victory Center

•	Avalon Office

•	DFA Plaza

•	Carolina Square

•	all other assets primarily related to the business of Cousins other than the Cousins Houston Business, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the foregoing properties;

•	cash-on-hand held by the entities listed in Item 1 above;

•	all third-party vendor contracts to which Cousins or any of its subsidiaries are a party for information technology, human resources, financial, legal and public affairs services primarily used by the business of Cousins other than the Cousins Houston Business;

•	all of the Intellectual Property of Cousins or its subsidiaries relating to the business of Cousins other than the Cousins Houston Business;

•	all contracts entered into the name of, or expressly on behalf of, any of the entities listed in Item 1 above;

•	all Permits of Cousins or its subsidiaries used primarily in the business of Cousins other than the Cousins Houston Business;

•	all books and records, wherever located, of Cousins or its subsidiaries primarily related to the business of Cousins other than the Cousins Houston Business;

•	all rights, claims, demands, causes of action, judgments, decrees, property tax appeals and rights to indemnify or contribution in favor of Cousins or its subsidiaries that are primarily related to the business of Cousins other than the Cousins Houston Business;

•	all rights, interests and claims of Cousins or any of the members of its Group with respect to Information that is exclusively related to the Cousins Non-Houston Assets, the Cousins Non-Houston Liabilities, the business of Cousins other than the Cousins Houston Business and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the Cousins Non-Houston Assets, the Cousins Non-Houston Liabilities, the business of Cousins other than the Cousins Houston Business; and

•	all Assets of Cousins that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto) as Assets to be retained by Cousins or any other member of the Cousins Group after the Separation.

Notwithstanding the foregoing, the Cousins Non-Houston Assets shall not in any event include any Assets governed by the Tax Matters Agreement or the Employee Matters Agreement.

The term “Cousins Non-Houston Liabilities” shall include:

•	all Liabilities of Cousins or its subsidiaries relating to the business of Cousins other than the Cousins Houston Business;

•	all mortgage debt in respect of any of the entities listed in Item 1 above;

•	all Liabilities (including Environmental Liabilities) relating to underlying circumstances or facts existing, or events occurring, prior to the Distribution, to the extent relating to the business of Cousins other than the Cousins Houston Business;

•	all guarantees and indemnitees in respect of any of the business of Cousins other than the Cousins Houston Business;

•	all third-party claims to the extent relating to the business of Cousins other than the Cousins Houston Business;

•	70% of any Liabilities arising from any third-party claims related to the Merger Agreement or the transactions contemplated thereby;

•	70% of any Liabilities related to breaches of fiduciary duties and violations of securities law relating to events before the Distribution;

•	liabilities of Cousins arising under that engagement letter by and among the Appraiser and Cousins;

•	all insurance charges related to the business of Cousins other than the Cousins Houston Business; and

•	all Liabilities of Cousins that are expressly provided by this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto) as Liabilities to be retained by Cousins or any other member of the Cousins Group after the Separation Transactions.

Notwithstanding the foregoing, the Cousins Non-Houston Liabilities shall not include any Liabilities that are governed by the Tax Matters Agreement or Employee Matters Agreement.

*    *    *    *    *

Exhibit D

Legacy Parkway Houston Assets and Liabilities

The term “Legacy Parkway Houston Assets” shall include:

1.	All issued capital stock or other equity interests in subsidiaries, joint ventures, partnerships or similar entities owned directly or indirectly by Legacy Parkway that relate primarily to the Legacy Parkway Houston Business, including the following equity interests:

Entity / Asset	Owner (Legacy Parkway or Subsidiary of Legacy Parkway)	Equity Interest
Legacy Parkway LP	Merger Sub (successor to Legacy Parkway)	94.9% LP
	Parkway Properties General Partners, Inc.	1% GP
New Parkway LP	Merger Sub (successor to Legacy Parkway)	99%
	Legacy Parkway LP	1%
Parkway Properties General Partners, Inc.	Merger Sub (successor to Legacy Parkway)	100%
PKY 3200 SW Freeway, LLC	Legacy Parkway LP	100%
PKY- CityWest Land GP, LLC	PKY Masters Properties Group, L.P.	100%
PKY-CityWest Land, L.P.	PKY Masters Properties Group, L.P.	99.5%
	PKY-CityWest Land GP, LLC	0.5%
PKY-2101 CityWest 1&2 GP, LLC	PKY Masters Properties Group, L.P.	100%
PKY-2101 CityWest 1&2, L.P.	PKY Masters Properties Group, L.P.	99.5%
	PKY-CityWest 1&2 GP, LLC	0.5%
PKY-2101 CityWest 3&4 GP, LLC	PKY Masters Properties Group, L.P.	100%
PKY-2101 CityWest 3&4, L.P.	PKY Masters Properties Group, L.P.	99.5%
	PKY-CityWest 3&4 GP, LLC	0.5%
PKY San Felipe Plaza GP, LLC	PKY Masters Properties Group, L.P.	100%
PKY-San Felipe Plaza, L.P.	PKY Masters Properties Group, L.P.	99.5%
	PKY-San Felipe Plaza GP, LLC	0.5%
Eola Office Partners LLC	Legacy Parkway LP	100%
PKY Masters TRS Services, LLC	Eola Office Partners LLC	100%
PKY Masters TRS Equity Holding, LLC	Eola Office Partners LLC	100%
PKY Preferred Equity, LLC	PKY Masters TRS Equity Holding, LLC	100%
PKY-Land Investment, Co., LLC	PKY Masters TRS Equity Holding, LLC	100%
PKY-Land Investment Company IV, LP	PKY Masters Properties Group, L.P.	99.5% LP
	PKY-Land Investment Co., LLC	0.5% GP
TPG/P&A 2101 Market, LLC	PKY-Land Investment, Co., LLC	50%
TPG/P&A 2101 Market, L.P.	PKY Masters TRS Equity Holding, LLC	Preferred LP Units
	PKY Masters TRS Equity Holding, LLC	~35% Special LP Units
	PKY-Land Investment, Co., LLC	~1% LP
	TPG/P&A 2101 Market, LLC	~10% GP Class B
Eola Capital LLC	Eola Office Partners LLC	100%
PKY Masters TRS Amenities, LLC	Eola Office Partners LLC	100%
PKY Peachtree TRS Equity Holdings, LLC	Eola Office Partners LLC	100%
Eola Capital Asset Mgt LLC	Eola Capital LLC	100%
Eola TRS LLC	Eola Capital LLC	100%
Eola Capital NC LLC	Eola Capital LLC	100%
Eola Capital Investors LLC	Eola Capital LLC	100%
PKY Masters Properties Group, L.P.	Legacy Parkway LP	99%
	PKY Masters GP, LLC	1% GP

Entity / Asset	Owner (Legacy Parkway or Subsidiary of Legacy Parkway)	Equity Interest
PKY Masters GP, LLC	Legacy Parkway LP	100%
PKY 400 North Belt, LLC	Legacy Parkway LP	100%
Parkway JHLIC, LP	Legacy Parkway LP	99.9%
	Parkway Properties General Partners, Inc.	0.1% GP
Parkway Hancock Texas Manager, LLC	Legacy Parkway LP	100%
Parkway Hancock Texas, LLC	Parkway Hancock Texas Manager, LLC	100%
PKY Masters SPE Corp.	PKY Masters Properties Group, L.P.	100%
2121 Market Street Associates, L.P.	PKY Masters Properties Group, L.P.	0.5%
	PKY Masters SPE Corp.	0.5%
Parkway Realty Management, LLC	Parkway Operating Partnership LP	100%

2.	Other Assets:

•	to the extent not owned by the entities listed in Item 1 above, all right, title and interest of whatever nature in the real properties located in Houston, Texas commonly known as “CityWestPlace,” “Phoenix Tower,” and “San Felipe Tower,” including easements, whether as owner, mortgagee or holder of a Security Interest therein, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings or barges located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances thereon or otherwise appertaining to or benefitting any such property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of any such property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining any such property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of any such property;

•	all other assets primarily related to the Legacy Parkway Houston Business, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the foregoing properties;

•	the third-party management contracts to which Eola Office Partners, LLC and PKY Masters Properties Group, L.P. or any of their respective subsidiaries is a party, excluding any such contracts for the management of Legacy Parkway Non-Houston Assets, with the exception of the Management, Leasing & Services Agreement between Courvoisier Centre, LLC, as Owner, and Eola Capital LLC, as Agent, dated as of February 5, 2016;

•	the contracts set forth on Schedule D.1, which include all third-party vendor contracts to which Legacy Parkway or any of its subsidiaries are a party for information technology, human resources, financial, legal and public affairs services primarily used by the Legacy Parkway Houston Business;

•	all of the Intellectual Property of Legacy Parkway or its subsidiaries relating to the Legacy Parkway Houston Business, including all rights to the “Parkway” name and all related Intellectual Property, Internet domain names and the “PKY” ticker symbol;

•	all contracts entered into in the name of, or expressly on behalf of, any of Eola Office Partners, LLC, 2121 Market Street Associates, L.P., PKY Masters Properties Group, L.P. or any of their respective subsidiaries, excluding any such contracts for the management of Legacy Parkway Non-Houston Assets, with the exception of the Management, Leasing & Services Agreement between Courvoisier Centre, LLC, as Owner, and Eola Capital LLC, as Agent, dated as of February 5, 2016;

•	all contracts entered into the name of, or expressly on behalf of, any of the entities listed in Item 1 above, to the extent such contracts primarily relate to the Houston Business;

•	all Permits of Legacy Parkway or its subsidiaries used primarily in the Legacy Parkway Houston Business;

•	all books and records, wherever located, of Legacy Parkway or its subsidiaries primarily related to the Legacy Parkway Houston Business;

•	all rights, claims, demands, causes of action, judgments, decrees, property tax appeals and rights to indemnify or contribution in favor of Legacy Parkway or its subsidiaries that are primarily related to the Legacy Parkway Houston Business;

•	all rights, interests and claims of Legacy Parkway or any of the members of its Group with respect to Information that is exclusively related to the Legacy Parkway Houston Assets, the Legacy Parkway Houston Liabilities, the Legacy Parkway Houston Business and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all information that is related to, but not exclusively related to, the Legacy Parkway Houston Assets, the Legacy Parkway Houston Liabilities, the Legacy Parkway Houston Business; and

•	all Assets of Legacy Parkway that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto) as Assets to be retained by New Parkway or any other member of the New Parkway Group after the Separation.

Notwithstanding the foregoing, the Legacy Parkway Houston Assets shall not in any event include any Assets governed by the Tax Matters Agreement or the Employee Matters Agreement.

The term “Legacy Parkway Houston Liabilities” shall include:

•	all Liabilities of Legacy Parkway or its subsidiaries relating to the Legacy Parkway Houston Business;

•	all mortgage debt in respect of any of the entities listed in Item 1 above;

•	all Liabilities (including Environmental Liabilities) relating to underlying circumstances or facts existing, or events occurring, prior to the Distribution, to the extent relating to the Legacy Parkway Houston Business;

•	all guarantees and indemnitees in respect of any of the Legacy Parkway Houston Assets or the Legacy Parkway Houston Liabilities;

•	all third-party claims to the extent relating to Legacy Parkway Houston Business;

•	all insurance charges related to the Legacy Parkway Houston Business;

•	Liabilities under the Houston Tax Protection Agreement;

•	Liabilities and obligations arising under the Registration Rights Agreement dated as of October 13, 2004, among Thomas Properties Group, Inc., Thomas Properties Group, L.P. and the Thomas Investors named therein; and

•	all Liabilities of Legacy Parkway that are expressly provided by this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto) as Liabilities to be assumed by New Parkway or any other member of the New Parkway Group after the Separation.

Notwithstanding the foregoing, the Legacy Parkway Houston Liabilities shall not include any Liabilities that are governed by the Tax Matters Agreement or Employee Matters Agreement.

*    *    *    *    *

Exhibit E

Legacy Parkway Non-Houston Assets and Liabilities

The term “Legacy Parkway Non-Houston Assets” shall mean:

1.	All issued capital stock or other equity interests in subsidiaries, joint ventures, partnerships or similar entities owned directly or indirectly by Legacy Parkway that relate primarily to the business of Legacy Parkway other than the Legacy Parkway Houston Business, including the following equity interests:

Entity / Asset	Owner (Legacy Parkway or Subsidiary of Legacy Parkway)	Equity Interest
Parkway Orlando Manager, LLC (to be converted from Inc.)	Merger Sub (successor to Legacy Parkway)	100%
Parkway One Capital Manager, LLC (to be converted from Inc.)	Merger Sub (successor to Legacy Parkway)	100%
Parkway Realty Services, LLC	Legacy Parkway LP	100%
Parkway Orlando, LLC	Legacy Parkway LP	99.5%
	Parkway Orlando Manager, LLC	0.5%
Parkway One Capital LLC	Legacy Parkway LP	99.9%
	Parkway One Capital Manager, LLC	0.01%
Parkway One Capital City Plaza, LLC	Parkway One Capital LLC	100%
PKY Fund II Orlando I, LLC	Legacy Parkway LP	100%
PKY OOC LLC	Legacy Parkway LP	100%
PKY OOC GP, LLC	PKY OOC LLC	100%
PKY OOC I LP, LLC	PKY OOC LLC	100%
PKY OOC II LP, LLC	PKY OOC LLC	100%
OOC Holdings GP LLC	PKY OOC GP, LLC	100%
Orlando Centre Syndication Partners JV LP	OOC Holdings GP LLC	GP
	PKY OOC I LP, LLC	20%
	PKY OOC II LP, LLC	80%
OOC Manager LLC	Orlando Centre Syndication Partners JV LP	100%
OOC Owner LLC	OOC Manager LLC	100%
PKY Deerwood LLC	Legacy Parkway LP	100%
FDG Deerwood South LLC	PKY Deerwood LLC	100%
FDG Deerwood North, LLC	PKY Deerwood LLC	100%
PKY Carlton LLC	Legacy Parkway LP	100%
PKY Fund II Tampa III, LLC	Legacy Parkway LP	100%
PKY International Plaza V Land, LLC	Legacy Parkway LP	100%
PKY International Plaza VI Land, LLC	Legacy Parkway LP	100%
PKY SUSP, LLC	Legacy Parkway LP	100%
PKY International Plaza I LLC	PKY SUSP, LLC	100%
PKY International Plaza II LLC	PKY SUSP, LLC	100%
PKY International Plaza III LLC	PKY SUSP, LLC	100%
PKY Fund II Tampa II, LLC	Legacy Parkway LP	100%
JWS Tampa, LLC	Legacy Parkway LP	100%
JWS Tampa Sub, LLC	JWS Tampa, LLC	100%
PKY Lincoln Place Holdings, LLC	Legacy Parkway LP	100%
PKY Lincoln Place LLC	PKY Lincoln Place Holdings, LLC	100%
PKY Brickell II, LLC	Legacy Parkway LP	100%
Courvoisier Centre JV, LLC	PKY Brickell II, LLC	20%
Courvoisier Centre, LLC	Courvoisier Centre JV, LLC	100%

Entity / Asset	Owner (Legacy Parkway or Subsidiary of Legacy Parkway)	Equity Interest
PKY 3060 Peachtree, LLC	Legacy Parkway LP	100%
PKY Peachtree Sub, LLC	PKY 3060 Peachtree, LLC	100%
PKY Forum Note, LLC	Legacy Parkway LP	100%
PKY Forum, LLC	Legacy Parkway LP	100%
PKY TBP, LLC	Legacy Parkway LP	100%
Parkway Tower Place 200 LLC	Legacy Parkway LP	100%
Parkway 550 South Caldwell, LLC	Legacy Parkway LP	100%
Parkway 214 N. Tryon, LLC	Legacy Parkway LP	100%
PKY South Tryon, LLC	Legacy Parkway LP	100%
Tryon Place, LLC	PKY South Tryon, LLC	20%
PKY W. Rio Salado, LLC	Legacy Parkway LP	100%
PKY 222 S. Mill, LLC	Legacy Parkway LP	100%
PKY Finance AZ, LLC	Legacy Parkway LP	100%
PKY 40867 Lake Forest, LLC	Legacy Parkway LP	100%
PPOF II, LLC	Legacy Parkway LP	100%
Parkway Properties Office Fund II, L.P.	Legacy Parkway LP	30%
PKY Fund II Phoenix III LLC	Legacy Parkway LP	57.142%
	Parkway Properties Office Fund II, L.P.	42.858%
PKY Fund II Buckhead, LLC	Legacy Parkway LP	4.33%
	Parkway Properties Office Fund II, L.P.	95.67%
PKY Phoenix IV, LLC	Parkway Properties Office Fund II, L.P.	100%
PKY Fund II Phoenix I, LLC	Parkway Properties Office Fund II, L.P.	100%
PKY Fund II Phoenix V LLC	Parkway Properties Office Fund II, L.P.	100%
PKY Fund II Phoenix II LLC	Parkway Properties Office Fund II, L.P.	100%
PKY Fund II Philadelphia GP, LLC	Parkway Properties Office Fund II, L.P.	100%
PKY Fund II Philadelphia I, L.P.	Parkway Properties Office Fund II, L.P.	99.99%
	PKY Fund II Philadelphia GP, LLC	0.01%
Offices at Two Liberty Place	PKY Fund II Philadelphia I, LP	88.99%
	PKY Fund II Philadelphia GP, LLC	0.01%
Two Liberty Place, L.P.	PKY Fund II Philadelphia I, LP	88.99%
	PKY Fund II Philadelphia GP, LLC	0.01%
Parkway Lamar LLC	Legacy Parkway LP	100%
PKY Squaw Peak, LLC	Legacy Parkway LP	100%
PKY 1300 Riverplace, LLC	Legacy Parkway LP	100%
Parkway Westshore, LLC	Legacy Parkway LP	100%
PKY CYP4, LLC	Legacy Parkway LP	100%
PKY Fund II Tampa I, LLC	Legacy Parkway LP	100%
PKY Millenia, LLC	Legacy Parkway LP	100%
PKY Austin Partner, LLC	PKY Masters Properties Group LP	100%
PKY Austin LLC	PKY Austin Partner, LLC	100%
PKY Masters TRS Austin Amenities, LLC	PKY Austin LLC	100%
PKY Austin Portfolio Holdings, LLC	PKY Austin LLC	100%
PKY-One Congress Plaza Mezzanine, LLC	PKY Austin Portfolio Holdings, LLC	100%
PKY-One Congress Plaza LLC	PKY-One Congress Plaza Mezzanine, LLC	100%
PKY-San Jacinto Center Mezzanine, LLC	PKY Austin Portfolio Holdings, LLC	100%
PKY-San Jacinto Center LLC	PKY-San Jacinto Center Mezzanine, LLC	100%
ACP Peachtree Center Manager LLC	PKY Peachtree TRS Equity Holdings, LLC	Preferred Interest
TPG-New FP GP, LLC	PKY Masters Properties Group LP	100%
TPG-New FP LP, LLC	PKY Masters Properties Group LP	100%
New TPG-Four Points, L.P.	TPG-New FP GP, LLC	0.5%
	TPG-New FP LP, LLC	99.5%
PKY 7000 Central Park Way LLC	Legacy Parkway LP	100%
7000 Central Park JV LLC	PKY 7000 Central Park Way LLC	40%
7000 Central Park Note LLC	7000 Central Park JV LLC	100%
7000 Central Park Amenities LLC	7000 Central Park JV LLC	100%
7000 Central Park Propco LLC	7000 Central Park JV LLC	100%

2.	Other Assets:

•	to the extent not owned by the entities listed in Item 1 above, all right, title and interest of whatever nature in the following real properties, including easements, whether as owner, mortgagee or holder of a Security Interest therein, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings or barges located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances thereon or otherwise appertaining to or benefitting any such property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of any such property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining any such property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of any such property:

•	Citrus Center

•	Capital City Plaza

•	Bank of America Plaza

•	One Orlando Center

•	Deerwood South / North

•	JTB Center

•	The Pointe

•	Corporate Center I, II and III at International Plaza

•	Harborview Plaza

•	Lincoln Place

•	Courvoisier Center

•	The Forum

•	Two Buckhead Plaza

•	Towerplace 2000

•	NASCAR Plaza

•	Hearst Tower

•	US Airways Building

•	Tempe Gateway

•	3344 Peachtree

•	Hayden Ferry Lakeside I, II, III and IV

•	Haden Ferry Parking Garage

•	Hayden Ferry Retail Parcel

•	One Congress Plaza

•	San Jacinto Center

•	all other assets primarily related to the business of Legacy Parkway other than the Legacy Parkway Houston Business, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the foregoing properties;

•	cash-on-hand held by the entities listed in Item 1 above;

•	all third-party vendor contracts to which Legacy Parkway or any of its subsidiaries are a party for information technology, human resources, financial, legal and public affairs services primarily used by the business of Legacy Parkway other than the Legacy Parkway Houston Business;

•	all of the Intellectual Property of Legacy Parkway or its subsidiaries relating to the business of Legacy Parkway other than the Legacy Parkway Houston Business;

•	all contracts entered into the name of, or expressly on behalf of, any of the entities listed in Item 1 above;

•	all Permits of Legacy Parkway or its subsidiaries used primarily in the business of Legacy Parkway other than the Legacy Parkway Houston Business;

•	all books and records, wherever located, of Legacy Parkway or its subsidiaries primarily related to the business of Legacy Parkway other than the Legacy Parkway Houston Business;

•	all rights, claims, demands, causes of action, judgments, decrees, property tax appeals and rights to indemnify or contribution in favor of Legacy Parkway or its subsidiaries that are primarily related to the business of Legacy Parkway other than the Legacy Parkway Houston Business;

•	all rights, interests and claims of Legacy Parkway or any of the members of its Group with respect to Information that is exclusively related to the Legacy Parkway Non-Houston Assets, the Legacy Parkway Non-Houston Liabilities, the business of Legacy Parkway other than the Legacy Parkway Houston Business and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the Legacy Parkway Non-Houston Assets, the Legacy Parkway Non-Houston Liabilities, the business of Legacy Parkway other than the Legacy Parkway Houston Business; and

•	all Assets of Legacy Parkway that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto) as Assets to be retained by Cousins or any other member of the Cousins Group after the Separation.

Notwithstanding the foregoing, the Legacy Parkway Non-Houston Assets shall not in any event include any Assets governed by the Tax Matters Agreement or the Employee Matters Agreement.

The term “Legacy Parkway Non-Houston Liabilities” shall include:

•	all Liabilities of Legacy Parkway or its subsidiaries relating to the business of Legacy Parkway other than the Legacy Parkway Houston Business;

•	all mortgage debt in respect of any of the entities listed in Item 1 above;

•	all Liabilities (including Environmental Liabilities) relating to underlying circumstances or facts existing, or events occurring, prior to the Distribution, to the extent relating to the business of Legacy Parkway other than the Legacy Parkway Houston Business;

•	all guarantees and indemnitees in respect of any of the Legacy Parkway Non-Houston Assets or the Legacy Parkway Non-Houston Liabilities;

•	all third-party claims to the extent relating to the business of Legacy Parkway other than the Legacy Parkway Houston Business;

•	all insurance charges related to the business of Legacy Parkway other than the Legacy Parkway Houston Business; and

•	Liabilities under the Non-Houston Tax Protection Agreement;

•	all Liabilities of Legacy Parkway that are expressly provided by this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto) as Liabilities to be assumed by Cousins or any other member of the Cousins Group in connection with the Separation, including, without limitation, the following:

•	Amended, Restated and Consolidated Credit Agreement, dated April 1, 2014, between Parkway Properties L.P., the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent;

•	Term Loan Agreement, dated June 26, 2015, between Parkway Properties, Inc., the lenders party thereto, and Wells Fargo, National Association, as Administrative Agent; and

•	Letter Agreement – Committed Line of Credit by and between Parkway Properties, Inc. and PNC Bank, National Association, dated March 30, 2012, as amended.

Notwithstanding the foregoing, the Legacy Parkway Non-Houston Liabilities shall not include any Liabilities that are governed by the Tax Matters Agreement or Employee Matters Agreement.

*    *    *    *    *

Exhibit F

New Parkway Articles of Incorporation

F-1

Exhibit G

New Parkway Bylaws

G-1

Exhibit H

New Parkway LP Agreement

H-1